UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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Capital City Bank Group, Inc
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Notice of
2026 Annual Meeting of Shareowners
and
Proxy Statement

LETTER TO SHAREOWNERS

March 10, 2026
Dear Fellow Shareowners:
Please join us for our 2026 Annual Shareowners Meeting at 10:00 a.m., Eastern Time, on Tuesday, April 21, 2026, at the Florida State Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32306. I look forward to this opportunity to share highlights from 2025 and discuss near- and longer-term plans for Capital City Bank Group. I will also be calling for a vote on important matters.
As a valued Capital City Bank Group supporter, your vote is important and your Board of Directors encourages you to let your voice be heard. Proxy Materials are attached for your convenience and are accessible at www.proxyvote.com along with the 2025 Annual Report. We are distributing Proxy Materials online rather than mailing printed copies as it allows us to expedite delivery to our shareowners through a lower-cost, more environmentally responsible option. You will not receive printed copies unless you request them by following the instructions contained in the Notice of Internet Availability of Proxy Materials.
Whether or not you attend the meeting in person, I encourage you to vote as soon as possible. Voting your proxy ensures your representation at the meeting. We offer several methods of voting for your convenience: by telephone, online at www.proxyvote.com, or by mailed proxy card if you received paper copies of your materials.
Thank you for your vote and for your continued support. I look forward to your joining us in April.
Your banker,

William G. Smith, Jr.
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS
BUSINESS
(1)	Vote on 12 nominees for election to the Board of Directors;
(2)	Consider and approve, on a non-binding advisory basis, the compensation of Capital City’s named executive officers;
(3)	Consider and approve, on a nonbinding basis, the frequency of the advisory vote on the compensation of Capital City’s named executive officers;
(4)	Vote on ratification of the appointment of Forvis Mazars, LLP as our independent registered public accounting firm for the current fiscal year;
(5)	Transact other business properly coming before the meeting or any postponement or adjournment of the meeting.
RECORD DATE
Shareowners owning Capital City Bank Group shares at the close of business on February 20, 2026, are entitled to notice of, attend, and vote at the meeting. A list of these shareowners will be available for 10 days before the Annual Meeting between the hours of 9 a.m. and 5 p.m., Eastern Time, at our principal executive offices at 217 North Monroe Street, Tallahassee, Florida 32301.
TIME
10:00 a.m., Eastern Time, April 21, 2026
WHERE
Florida State Conference Center
555 West Pensacola Street
Tallahassee, Florida 32306
VOTING
Even if you plan to attend the meeting in Tallahassee, Florida, please provide us your voting instructions in one of the following ways as soon as possible:
Use the internet address on the Notice of Internet Availability of Proxy Materials or the proxy card;

Use the toll-free number on the proxy card, if you received one. You can also find the toll-free number to vote your shares when you access the internet address on the Notice of Internet Availability of Proxy Materials; or

Mark, sign, and date the proxy card and return in the enclosed postage-paid envelope. This option is available only to those shareowners who have received a paper copy of a proxy card by mail.
The Board of Directors of the Company unanimously recommends that shareowners vote “FOR” each of the 12 director nominees for election as a director, “FOR” the approval of the compensation of our named executive officers, “FOR 1 YEAR” with respect to the frequency with which the shareowners will vote on the compensation paid to our named executive officers, and “FOR” the ratification of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for 2026.
By Order of the Board of Directors

Jeptha E. Larkin
Executive Vice President, Chief Financial Officer, and Corporate Secretary
Tallahassee, Florida
March 10, 2026
Important Notice Regarding the Availability of Proxy Materials for the Shareowners’ Meeting to be Held on April 21, 2026. The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

PROXY STATEMENT
We are providing this Proxy Statement and the accompanying documents (“Proxy Materials”) in connection with the solicitation by the Board of Directors (the “Board”) of Capital City Bank Group, Inc., a Florida corporation (“Capital City”), of proxies to be voted at our 2026 Annual Meeting of Shareowners and at any adjournments or postponements of the Annual Meeting.
We will hold our 2026 Annual Meeting at 10:00 a.m., Eastern Time, Tuesday, April 21, 2026, at the Florida State Conference Center, 555 West Pensacola Street, Tallahassee, Florida 32306. We are making these Proxy Materials available to our shareowners on or about March 10, 2026.
At Capital City, and in this Proxy Statement, we refer to our employees as “associates.” Also in the Proxy Statement, we refer to Capital City Bank Group as the “Company,” “Capital City,” “we,” “our,” or “us,” Capital City Bank (a wholly-owned subsidiary of the Company) as “the Bank” or “our Bank”, and to the 2026 Annual Meeting as the “Annual Meeting.”
Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting To Be Held on April 21, 2026.
Pursuant to the rules promulgated by the Securities and Exchange Commission (the “SEC”), the Company is distributing the Proxy Materials online at www.proxyvote.com along with the 2025 Annual Report. We are distributing Proxy Materials online rather than mailing printed copies as it allows us to expedite delivery to our shareowners through a lower-cost, more environmentally responsible option. You will not receive printed copies unless you request them by following the instructions contained in the Notice of Internet Availability of Proxy Materials. Shareowners are encouraged to access and review the Proxy Materials before voting. This site will also have directions to attend the meeting and vote in person.
VOTING INFORMATION
Who can vote?
All shareowners of record at the close of business on the record date of February 20, 2026, are entitled to receive these Proxy Materials and to vote at the Annual Meeting. On that date, there were 17,153,154 shares of our common stock outstanding and entitled to vote.
How do I vote my shares in person at the Annual Meeting?
Shares held in your name as the shareowner of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareowner of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. The vote you cast in person will supersede any previous votes that you submitted, whether by internet, phone, or mail.
How do I vote my shares in the 401(k) plan?
If you are an associate who participates in Capital City’s 401(k) Plan, you may instruct the Plan trustee on how to vote your shares in the Plan by mail, by telephone, or on the internet as described above, except that, if you vote by mail, the card that you use will be a voting instruction card rather than a proxy card. If you own shares through the Plan and you do not vote, the Plan trustee will vote the shares in the same proportion as other Plan participants vote their Plan shares.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 1

How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as a shareowner of record or beneficially, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the internet or by telephone. If you requested and received a paper copy of a proxy card by mail, you may vote by mail. Instructions are on the Notice of Internet Availability of Proxy Materials or the proxy card.
Whether you provide voting instructions by the internet or by telephone, or vote by mail, you are designating certain individuals to vote on your behalf as your legal Proxy. We have designated Bethany H. Corum and Lee Nichols each as a Proxy. The Proxies will vote all valid voting instructions and proxy cards that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.
What is the deadline for voting my shares?
If you hold shares as the shareowner of record, then your vote by proxy must be received before 11:59 p.m., Eastern Time, on April 20, 2026, the day before the Annual Meeting. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the instructions provided by your broker, trustee, or other nominee.

2 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PROPOSAL NO. 1 – ELECTION OF DIRECTORS
Pursuant to the Company’s articles and bylaws, our Board is authorized to have not less than one member nor more than 25 members, and the current number of directors may be either increased or diminished from time to time in the manner provided in the bylaws. The Board, at the recommendation of the Corporate Governance and Nominating Committee, has nominated all 12 of our current directors to stand for election at the Annual Meeting. Each nominee will stand for election to hold office for a term expiring at the next annual meeting of shareowners following the director’s election and until such director’s successor is duly elected and qualified, subject to the director’s prior death, resignation, retirement, disqualification or removal.
Each nominee is currently serving as a member of the Board. The proxies will vote, unless instructed otherwise, each valid voting instruction and proxy card for the election of the following nominees as directors. If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute as the Board may recommend, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve.
If the 12 director nominees are elected, the Board will not have any vacancies. Brokers do not have discretion to vote on this proposal without your instructions. If you do not instruct your broker how to vote on this proposal, your broker will deliver a broker non-vote on this proposal.
There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director. No current director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers. During the previous 10 years, no director, person nominated to become a director, or executive officer of the Company was the subject of any legal proceeding that is material to an evaluation of the ability or integrity of any such person.
The following table sets forth certain information about our current directors, including their names, ages and year in which they began serving as a director of the Company, position in the Company, and independence, as determined by the Board.

Name	Age	Position	Director Since	Independence
William G. Smith, Jr	72	Chairman and CEO	1982	No
Robert Antoine	69	Director	2019	Yes
Thomas A. Barron	73	Treasurer and President	1982	No
William F. Butler	66	Director	2021	Yes
Stanley W. Connally, Jr.	56	Lead Independent Director	2017	Yes
Marshall M. Criser III	67	Director	2018	Yes
Kimberly A. Crowell	44	Director	2021	Yes
Bonnie J. Davenport	46	Director	2021	Yes
William Eric Grant	50	Director	2017	Yes
Laura L. Johnson	63	Director	2017	Yes
John G. Sample, Jr.	69	Director	2016	Yes
Ashbel C. Williams	71	Director	2021	Yes
The following paragraphs provide information as of the date of this Proxy Statement about each nominee up for re-election in the categories of: age, positions held, principal occupation and business experience for the past five years, and names of other publicly held companies for which the nominee serves as a director or has served as a director during the past five years. While the following paragraphs note certain individual qualifications and skills that contribute to the Board’s effectiveness as a whole, we also believe that our nominees have a reputation for integrity, honesty, and adherence to high ethical standards. Each demonstrates strong leadership skills, business acumen, sound judgment, and a commitment of service to our shareowners.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 3

THE FOLLOWING 12 DIRECTORS HAVE BEEN NOMINATED FOR ELECTION:

Chairman and Chief Executive Officer Age: 72 Director since: 1982 Other current public company boards: Southern Company
WILLIAM G. SMITH, JR.
Mr. Smith currently serves as our chairman and chief executive officer. He was elected chairman in 2003 and has served as chief executive officer since 1995. Mr. Smith previously served as president of the Company and chairman of Capital City Bank from 1995 through 2025. In addition, Mr. Smith has served as a director of Southern Company since 2006. We believe Mr. Smith’s qualifications to sit on our Board include his four decades of banking experience, including 30 years as our president and chief executive officer.

Independent director Age: 69 Director since: 2019 Board committees: Audit and Corporate Governance and Nominating Other current public company boards: None
ROBERT ANTOINE
Mr. Antoine was a senior partner in the Deloitte & Touche Banking & Capital Markets Practice until his retirement in 2019. During his more than two decades with Deloitte, he advised U.S. and foreign institutions on a broad array of regulatory issues, mergers and acquisitions, and corporate governance, and supported many large financial statement audits across industries. As part of his work in Deloitte’s Federal Practice, he served many of the largest federal government agencies. Prior to joining Deloitte, Mr. Antoine held several executive positions in risk and financial management in the financial services industry. Mr. Antoine is a Certified Public Accountant and a Certified Internal Auditor. He earned his accounting degree from the University of West Florida and holds a Master of Business Administration from Western New England College. He is a member of the American Institute of CPAs and the Florida Institute of CPAs.

We believe Mr. Antoine’s qualifications to sit on our Board include his extensive regulatory experience and strong accounting and financial background.

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President - Capital City Bank Group Age: 73 Director since: 1982 Other current public company boards: None
THOMAS A. BARRON
Mr. Barron is our treasurer and was appointed president of Capital City Bank Group in 2025. He joined Capital City Bank in 1974 and has held positions across every area of the Bank. After serving as president of Second National Bank and Industrial National Bank, Mr. Barron was appointed president of Capital City Bank in 1995. After three decades of distinguished leadership in that role, he was elected president of Capital City Bank Group, Inc. and chairman of Capital City Bank in 2025. We believe Mr. Barron’s qualifications to sit on our Board include his more than five decades of banking experience, including 30 years as the president of Capital City Bank.

Independent director Age: 66 Director since: 2021 Board committees: Audit and Compensation Other current public company boards: None
WILLIAM F. BUTLER
Mr. Butler is an accomplished real estate project and portfolio manager with more than 40 years of experience partnering with high net worth private, corporate and institutional clients throughout the United States on projects ranging from commercial portfolios to mixed-use facilities and residential developments. As founder and principal of Real Estate InSync (REI), Mr. Butler works closely with clients to assess needs, clarify goals, design comprehensive development solutions and manage programs to strategically reposition assets, brand properties, and maximize real estate portfolios valued up to $100 million. Mr. Butler’s previous experience includes serving as a senior vice president with The St. Joe Land Company, where he designed and implemented business models for five new product lines involving 250,000 rural acres across a six-county region in North Florida. We believe Mr. Butler’s qualifications to sit on our Board include his extensive executive leadership and management experience.

Independent director (Lead) Age: 56 Director since: 2017 Board committees: Audit Other current public company boards: None
STANLEY W. CONNALLY, JR.
Mr. Connally has been employed by Southern Company since 1989, currently serving as executive vice president and chief operating officer. From 2012, until the end of 2018, Mr. Connally served as chairman, president, and chief executive officer of Gulf Power Company, a subsidiary of Southern Company. He formerly served on the boards of the Florida Chamber of Commerce, Florida Council of 100, Enterprise Florida, National Association of Manufacturers, Aerospace Alliance, and Electric Power Research Institute. We believe Mr. Connally’s qualifications to sit on our Board include his executive leadership and management experience and his operational and financial expertise gained from three decades of increasing responsibility at a Fortune 500 company.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 5

Independent director Age: 67 Director since: 2018 Board committees: Audit and Compensation (Chair) Other current public company boards: None
MARSHALL M. CRISER III
Mr. Criser is the president of Piedmont University in Georgia. He previously served as the chancellor of the State University System of Florida. Prior to that, he worked for AT&T and its predecessor, BellSouth, where he served as its president. Mr. Criser is a member and former chairman of the Florida Council of 100. Mr. Criser’s community service includes terms as the vice chairman of the University of Florida’s Board of Trustees, chairman of the Florida Chamber of Commerce, and chairman of Florida TaxWatch. A Florida native, Mr. Criser graduated from the University of Florida with a bachelor’s degree in business administration in 1980 and later completed an Advanced Management Programme at INSEAD in Fontainebleau, France. We believe Mr. Criser’s qualifications to sit on our Board include his extensive executive leadership and management experience.

Independent director Age: 44 Director since: 2021 Board committees: Audit and Compensation Other current public company boards: None
KIMBERLY A. CROWELL
Ms. Crowell is the CEO and co-founder of Kalo Companies, which owns and operates over 70 Jersey Mike’s Subs and Slim Chickens restaurant franchises in Florida, Georgia and Alabama. Prior to entering the franchise industry, she practiced corporate law in Charlotte, North Carolina, specializing in Commercial Real Estate and Development. Since that time, she has continued to use her legal knowledge and expertise to advise other franchisees and business-owners on a variety of business-related legal matters by serving on the Board of the International Franchise Association. Ms. Crowell earned a Bachelor of Science degree in commerce from the University of Virginia and a Juris Doctor in 2006 from the University of North Carolina at Chapel Hill. We believe Ms. Crowell’s qualifications to sit on our Board include her extensive executive leadership and management experience.

6 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Independent director Age: 46 Director since: 2021 Board committees: Corporate Governance and Nominating Other current public company boards: None
BONNIE J. DAVENPORT
Ms. Davenport has served as president and founding principal of BKJ, Inc. Architecture, a Tallahassee-based commercial architecture firm since 2011. A member of the American Institute of Architects and a Certified General Contractor, she also holds a certification from the National Council of Architectural Registration Boards. She has worked on numerous successful projects across Florida, building her reputation as a leader in our local community. She is former chair and current member of the Urban Land Institute-Capital Region and serves on other local boards. Ms. Davenport graduated summa cum laude from the University of Florida with a bachelor’s degree in design and a master’s degree in architecture. We believe Ms. Davenport’s qualifications to sit on our Board include her extensive executive leadership and management experience.

Independent director Age: 50 Director since: 2017 Board committees: Audit and Corporate Governance and Nominating Other current public company boards: None
WILLIAM ERIC GRANT
Mr. Grant is the chief executive officer of Residential Elevators, the nation’s leading manufacturer and installer of premium home elevators. Mr. Grant brings extensive leadership experience in technology, operations, and public-sector services to his role as CEO, where he guides Residential Elevators through continued growth, product innovation, and expansion into new markets. He also serves on the advisory board of Ascend Capital Group, an investment banking firm based in Washington, D.C., offering strategic insight on organizational development and market opportunities. Before joining Residential Elevators, Mr. Grant served as a vice president at CivicPlus, a leading provider of software and services for local governments across the United States. His tenure at CivicPlus followed a long and distinguished career at Municipal Code Corporation, a company specializing in municipal code publishing and technology solutions. He joined the organization in 2007 as vice president, was promoted to president in 2012, and ultimately became CEO in 2019. Mr. Grant’s professional journey began with service in the United States Marine Corps, where he served with the 15th Marine Expeditionary Unit during Operation Enduring Freedom in 2001.

He is a graduate of the University of Virginia School of Law, where he earned his Juris Doctor. He also attended the United States Naval Academy and Georgetown University’s School of Foreign Service, building a strong foundation in legal, strategic, and international affairs.

We believe Mr. Grant’s qualifications to sit on our Board include his executive leadership and management experience.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 7

Independent director Age: 63 Director since: 2017 Board committees: Compensation and Corporate Governance and Nominating (Chair) Other current public company boards: None
LAURA L. JOHNSON
Ms. Johnson is the founder and CEO of Coton Colors Company, a multi-channel designer and manufacturer of home décor and gift products with a national and international presence. She has over 30 years of experience leading a high-growth business, building a strong brand identity, and driving strategic expansion across retail, E-commerce, and wholesale markets. Under her leadership, Coton Colors has been recognized as a four-time Inc. 5000 honoree for rapid growth and innovation. She has been actively involved in leadership and mentorship through Vistage Florida and the Female Founder Collective. She is also a dedicated partner of St. Jude Children’s Research Hospital, designing exclusive products to support fundraising and awareness initiatives. We believe Ms. Johnson’s qualifications to sit on our Board include her executive leadership and management experience and her operational and financial expertise gained from the successful operation of her own business.

Independent director Age: 69 Director since: 2016 Board committees: Audit (Chair) Other current public company boards: 1st Franklin Financial Corp.
JOHN G. SAMPLE, JR.
Prior to retiring in 2017, Mr. Sample served as senior vice president and chief financial officer for Atlantic American Corporation from 2002 to 2017. The Atlanta, Georgia-based holding company operates through its subsidiaries in specialty markets within the life, health, and property and casualty insurance industries. He also served as corporate secretary of Atlantic American Corporation from 2010 until 2017. Prior to joining Atlantic American Corporation, Mr. Sample had been a partner of Arthur Andersen LLP since 1990. Since 2004, Mr. Sample has also served as a director and chairman of the Audit Committee of the Board of Directors of 1st Franklin Financial Corporation, a consumer finance company that originates and services direct cash loans, real estate loans and sales finance contracts through more than 375 branch offices located throughout the southern United States. We believe Mr. Sample’s qualifications to sit on our Board include his executive leadership and management experience, his extensive accounting and financial background, and his experience in the financial services industry.

8 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Independent director Age: 71 Director since: 2021 Board committees: Corporate Governance and Nominating Other current public company boards: None
ASHBEL C. WILLIAMS
Mr. Williams is vice chair at J.P. Morgan Asset Management. With assets under management of approximately $4 trillion, the firm is a global leader in investment management. He served as executive director and chief investment officer for the Florida State Board of Administration, prior to his retirement in 2021. There, he managed approximately $250 billion in assets, including those of the Florida Retirement System, the fifth largest public pension fund in the United States. He is a member of the Council on Foreign Relations, a trustee of the National Institute for Public Finance and serves on the board of the Economic Club of Florida. He is on the investment committee of the Florida State University Foundation, and the investment advisory board of the Public Employee Retirement System of Idaho. He received his bachelor’s degree in management and a Master of Business Administration from Florida State University and completed post-graduate programs at University of Pennsylvania’s Wharton School and Harvard University’s John F. Kennedy School of Government. We believe Mr. Williams’s qualifications to sit on our Board include his extensive executive leadership and management experience.

The Board of Directors unanimously recommends a vote “FOR” the nominees.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 9

EXECUTIVE OFFICERS
Our officers are appointed annually by the Board at the first meeting of the Board held after the shareowners’ annual meeting. Each officer shall hold office until a successor has been duly appointed and qualified, or until an earlier resignation, removal from office, or death. Thomas A. Barron and William G. Smith, Jr., serve as directors and executive officers, and Bethany H. Corum and Jeptha E. Larkin are executive officers.

Executive Vice President and Chief Financial Officer Age: 62
JEPTHA E. LARKIN
Mr. Larkin currently serves as an executive vice president and chief financial officer of Capital City Bank Group. As the principal accounting and financial officer, he oversees accounting and financial reporting, treasury, profitability analysis and financial planning. Jep is a Certified Public Accountant licensed in Florida and Georgia. Since joining Capital City Bank in 1986, Mr. Larkin has held various credit roles, led the Internal Audit Division and served as controller until assuming his current position in 2022. He chairs the Asset/Liability and Market Risk Oversight committees of the Bank and serves on multiple Senior Management-level committees aimed at analyzing business line profitability and strategic initiatives. Additionally, he oversees the analysis and integration of mergers and acquisitions. Mr. Larkin holds a Bachelor of Science degree in Economics and a Master of Business Administration in Finance degree from Florida State University and is a graduate of the Stonier School of Banking. He serves his community by volunteering with Big Brothers Big Sisters, Meals on Wheels, coaching with Tallahassee Parks and Recreation, chairing the Leon County Audit Advisory Committee, and supporting the United Way of the Big Bend. He is a deacon of Bradfordville First Baptist Church and has served in several capacities, including deacon secretary/officer, treasurer and a member of the finance committee.

Bethany H. Corum Executive Vice President President, Capital City Bank Age: 57
BETHANY H. CORUM
Mrs. Corum currently serves as president of Capital City Bank. She joined Capital City in 2006 as chief people officer, served as president of Capital City Services Company, and in 2015, was promoted to chief operating officer. Mrs. Corum is responsible for managing the operations and financial performance of the bank, as well as strengthening relationships with key stakeholders. She is also a director of Capital City Bank and an executive vice president of Capital City Bank Group. Under her leadership, Capital City Bank has been recognized as a Best Place to Work by Florida Trend magazine annually since 2012; a Best Place to Work by Georgia Trend magazine; and a Best Bank to Work For by the American Banker annually since 2013. Mrs. Corum earned her bachelor’s degree from University of Tennessee at Martin and her master’s degree from Florida State University. She is a dedicated community advocate and currently serves as a director of Tallahassee Memorial Healthcare, chairman of the United Way of the Big Bend and vice chair for the Community Foundation of North Florida.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

CORPORATE GOVERNANCE AT CAPITAL CITY
GOVERNING PRINCIPLES
We are committed to creating and maintaining a business atmosphere with the highest ethical standards and integrity. We believe our directors should possess the highest personal and professional ethics, integrity and values, and represent the best interests of the Company to create shareowner value. Unwavering adherence to high ethical standards is the foundation on which our business and reputation thrive and is integral to sustaining a successful, high-caliber company.
SUSTAINABILITY, SOCIAL, AND CORPORATE GOVERNANCE
Sustainability
As we continue to respond to the evolving regulatory environment in 2025, we recognize the value of environmental stewardship and seek opportunities to reduce our carbon footprint and incorporate energy efficiency products into business operations. We believe operating sustainably creates long-term value for our customers, communities, and shareowners through reducing risks, strengthening our communities, and helping us meet expectations of our shareholders. We have and will continue to make investments which benefit our stakeholders and, where appropriate, reinforce our commitment to sustainability.
We evaluate each credit or transaction on its individual merits, with larger deals receiving more attention and deeper analysis, including a review of reputation and environmental matters related to certain real estate loans, which is overseen by the Bank’s Credit Risk Oversight Committee.
To prepare for any climate-related occurrences, our business continuity plan addresses how to maintain business operations in response to a disastrous event. We offer disaster assistance to our associates, including accommodation and shelter reimbursement in case of evacuations or sustained power outages.
Sustainable Investing. Capital City Wealth offers sustainable investing (SI) strategies that seek to grow capital by employing a globally focused and sustainable investment approach. The SI investing portfolios take a broader approach to evaluating risk and do so over a long-term horizon by evaluating a company’s environmental, social, and governance risks, in addition to traditional financial risks.
Social
“Be Committed to Community” is one of our core values and integral to our culture. We believe that this commitment not only builds better communities but also helps us attract and retain associates. We encourage our associates to volunteer their hours with service organizations and philanthropic groups in the communities we serve.
We recorded 7,914 community service hours in 2025, and 9,542, and 10,526 hours in 2024 and 2023, respectively. Additionally, the CCBG Foundation donated approximately $0.3 million in 2025, 2024 and 2023 to various non-profit organizations in the communities we serve.
Since 2015, we have annually supported the United Way of the Big Bend in analyzing financial information for its annual grant review process. Many of these grants are provided to low-moderate income communities in North Florida’s Big Bend area.
Financial literacy is a priority. In 2025, the CCBG Foundation made grants totaling $173,000 to Community Reinvestment Act of 1977 (“CRA”) eligible organizations in our market area. We are committed to providing educational outreach regarding home ownership and financial access for minorities. We are a long-time supporter of Habitat for Humanity, with our associates providing volunteer hours on home builds. Further, we continue to originate loans under the Habitat for Humanity loan program and community development loans under various affordable housing, community service, and revitalization projects.

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During tax season, we provide locations for community residents to access Volunteer Income Tax Assistance (VITA) services. VITA is a nationwide IRS program that offers free tax preparation assistance to people who generally make $60,000 or less, persons with disabilities, the elderly, and limited English-speaking taxpayers who need assistance in preparing their own tax returns.
Human Capital
Our culture distinguishes us from our competitors and is the driving force behind our continued success. Our leadership is committed to a culture that values people alongside results.
Our brand promise (“More than your bank. Your banker.”) and purpose (“We empower our clients’ financial wellness and help them build secure futures”), together with our core values statement (“Do the Right Thing, Build Relationships & Loyalty, Embrace Individuality & Value Others, Promote Career Growth, Be Committed to Community, and Represent the Star (our bank) Proudly”), are the foundation on which our culture is built.
The bank has grown significantly since its beginnings in 1895. Our commitment to fostering a culture that values our associates across our entire footprint remains unwavering. We have a chief culture officer and a chief inclusion officer who make it a priority to ensure our culture is maintained and associates exemplify our values. We reinforce these cultural priorities through ongoing communication, leadership engagement across our markets, and programs designed to strengthen associate connection, belonging, and service to our clients and communities.
At December 31, 2025, we had approximately 927 associates, approximately 902 full-time associates and approximately 25 part-time associates. At December 31, 2025, approximately 68% of our workforce was female, 32% was male, and approximately 22% was ethnic minorities. None of our associates are represented by a labor union or covered by a collective bargaining agreement. All of our associates are hired on the basis of their individual skills, qualifications, and merit, and in accordance with applicable law.
Our commitment to people and being an employer with integrity and heart has earned us numerous accolades including: one of the “Best Companies to Work for in Florida 2025” by Florida Trend for 14 consecutive years, a “Best Bank to Work For 2025” by American Banker for 13 consecutive years and being named by Forbes in 2025 as World’s Best Banks, America’s Best Banks (ranked #13) and America’s Best-in-State Banks (Ranked #5 in Florida and Ranked #4 in Georgia), a selection made from direct consumer feedback and online reviews.
The average tenure of our associates is approximately 9.8 years, and the average tenure of our management team is 24.3 years. Tenure statistics support these accolades and further demonstrate that associates enjoy working for Capital City Bank.
Health and Safety. Our business success is fundamentally connected to our associates’ well-being. We make available to our associates a voluntary wellness program, StarFit, that provides associates with resources and good-health opportunities through exercise, diet, and preventive care. We continue to evaluate and enhance our well-being programs to support physical, emotional, and financial wellness across our workforce.
In response to emerging workplace practices, we made changes to our flex-work program to assist our associates in maintaining a work/life balance consistent with their professional and personal goals. We remain committed to providing tools, support and flexibility that enable associates to perform their roles effectively while managing personal commitments.
Compensation and Benefits Program. To attract and retain experienced associates we offer a competitive compensation and benefits program, foster a culture where everyone feels included and empowered to do their best work, and give associates the opportunity to give back to their communities and make a social impact.
Our compensation program is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives, assist in the achievement of our strategic goals, and create long-term value for our shareowners. We provide our associates with compensation packages that include base salary and annual incentive bonuses, and certain associates can receive equity awards tied to the Company’s performance.

12 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Experience has taught us that a compensation program with both short- and long-term awards provides fair and competitive compensation and aligns associate and shareowner interests by incentivizing business and individual performance. This dual approach also encourages long-term company performance and integrates compensation with our business plans.
In addition to cash and equity compensation, we offer associates benefits including life and health (medical, dental & vision) insurance, paid time off, an associate stock purchase plan, and a 401(k) plan. Associates hired prior to 2020 are eligible to participate in a pension plan. We periodically evaluate our benefits and total rewards offerings to ensure they remain competitive within our industry and responsive to the evolving needs of our workforce.
A core value is providing associates the ability to “grow a career.” To that end, we support and encourage associates to pursue personal and professional development through higher education. We offer an educational Tuition Assistance Plan to help eligible associates continue or begin post-high school education, develop skills, increase knowledge, and aid in career development.
Governance
Our corporate governance framework fosters an engaged, independent board with diverse perspectives, qualifications and skills who are committed to creating long-term value for our shareowners. In so doing, the Company recognizes the interests of its shareowners will be advanced by responsibly taking into account the concerns of the Company’s other constituencies, including clients, associates, communities in which the Company conducts its business, the public at large, and the governmental entities that regulate the Company’s business.
Specifically, the Board of Directors
■	oversees the Company’s affairs, striving to protect the interests of our shareowners.
■	exercises sound and independent business judgment regarding significant, strategic, and operational issues.
■	advises senior management and adopts governance principles consistent with Capital City Bank’s mission, vision, and values.
■	focuses on corporate risk management, board structure, and managing the Company for the long-term.
Additionally, the charters of the Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee are reviewed annually by each respective committee and the Board.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT
During 2025, the Corporate Governance and Nominating Committee focused its efforts on:
■	Management succession planning, specifically for the position of chief executive officer;
■	Board refreshment, including reviewing
○	director skills required/needed to ensure alignment with the Company’s strategic initiatives;
○	vetting and nominating director candidates process; and
○	board and committee onboarding processes.
■
Reviewing all governing documents including the Company’s committee charters (which are reviewed annually), Lead Independent Charter, Corporate Governance Guidelines; Director Code of Conduct, Associate Code of Conduct with the Officer Addendum, and Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 13

■
Reviewing risk management practices, including scheduling time with senior executive officers to discuss cybersecurity practices, posture, and response, as well as insurance coverages in place to help protect the Company and its shareowners in the event a cyberattack occurs; and

■
Reviewing continuing education opportunities for directors and monitoring compliance with our policy that requires directors complete at least one outside training event or four virtual seminars every twenty-four month cycle.

2025 Corporate Governance and Nominating Committee:
Laura L. Johnson (Chair)
Robert Antoine
Bonnie J. Davenport
William Eric Grant
Ashbel C. Williams
BOARD’S RESPONSIBILITIES AND DUTIES
Succession Planning
The Board plans for succession to the position of chief executive officer as well as certain other senior management positions. William G. Smith, Jr., our chairman and CEO, assists the Board by providing an annual assessment of senior managers and their potential to succeed him, as well as an assessment of associates considered potential successors to certain other senior management positions. Additionally, an outside consulting firm annually provides the Board an independent assessment of select associate candidate qualifications.
The Corporate Governance and Nominating Committee and the independent directors annually review these assessments in an executive session. In addition, the Board interacts with members of senior management who are potential successors to our executive management.
Board Refreshment
The Corporate Governance Guidelines support board refreshment through mandatory resignation if the director does not receive a majority vote of support from our shareowners; mandatory tender of a resignation upon a change in our director’s principal employment; and a strict prohibition on serving on too many boards. The guidelines do not require term limits nor a mandatory retirement age. We believe that directors should not be subject to term limits nor a retirement age because they would likely cause the Board to lose directors who have strong experience, institutional knowledge, and insight into the Company’s strategies, operations, and risks. Our Board regularly reviews its own composition and skills, and plans for an orderly director transition and refreshment process in response to potential retirements, resignations, or gaps by identifying potential candidates. Recognizing the importance of balancing experience with fresh perspectives, the Board has added one director in 2016, three in 2017, one in 2018, one in 2019 and four in 2021.
Risk Management
Risk management is a key component of our corporate strategy. Specific risks are assessed at our committee levels, and the Board oversees our overall risk management process, discussing and reviewing with management major policies that address risk assessment and risk management. The Board is regularly informed through committee reports about our risks. The Bank’s Enterprise Risk Oversight Committee reports to the Board at least twice per year. This committee assists the Board in establishing and monitoring the Company’s key risks and meets at least quarterly. Further, our Disclosure Committee oversees the Company’s disclosure control framework and reports its activities and findings to the Audit Committee on a regular basis.

14 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Cybersecurity and Information Security Risk Oversight
Risk Management and Strategy
Our enterprise risk management program is designed to identify, assess, and mitigate risks across various aspects of our Company, including financial, operational, market, regulatory, technology, legal, and reputational. Cybersecurity is a critical risk area given the increasing reliance on technology and potential of cyber risk threats. Our Chief Information Security Officer (“CISO”) reports to the Bank President who provides oversight of the information security program and its activities, along with our management-level Enterprise Risk Oversight Committee (“ROC”) and our Board of Directors.
Our objective for managing cybersecurity risk is to avoid or minimize the impacts of external threat events or other efforts to penetrate, disrupt or misuse systems or information. Our cybersecurity risk management program is designed around the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework, regulatory guidance, and other industry standards, although we cannot guarantee that we meet all technical specifications, or requirements under NIST. Our CISO and Information Security Officers (“ISOs”) along with key members of the information security team collaborate with peer banks, industry groups, and policymakers to discuss cybersecurity trends and issues and identify best practices. Our information security program, including our cyber risk management policies and procedures and our incident response program, are periodically reviewed by the CISO with the goal of addressing changing threats and conditions.
The parts of our information security program relating to cybersecurity are built on a multi-layered and integrated defense model and include the following processes:
■
Risk-based controls for information systems and information on our networks: We maintain risk management processes designed to identify, assess, and manage cybersecurity risks associated with external service providers and the services we provide to our clients. We leverage people, processes, and technology as part of our efforts to manage and maintain cybersecurity controls. We also employ a variety of preventative and detective tools designed to monitor, block, and provide alerts regarding suspicious activity, as well as to report on suspected advanced persistent threats. We seek to maintain a risk management infrastructure that implements physical, administrative and technical controls that are designed, based on risk, to protect our information systems and the information stored on our networks, including personal information, intellectual property and proprietary information of our Company and our clients.

■
Incident response program: We have an incident response program and dedicated teams to respond to cybersecurity incidents. When a cybersecurity incident occurs, we have cross-functional teams that are responsible for leading the initial assessment of priority and severity and communicating potentially material cybersecurity incidents to the appropriate members of management and the Board of Directors.

■
Training and testing: We have established processes and systems designed to mitigate cybersecurity risk, including regular education and training for associates, preparedness simulations and tabletop exercises, and recovery and resilience tests. We also monitor our email gateways for malicious phishing email campaigns and monitor remote connections.

■
Internal and external risk assessments: We engage in ongoing assessments of our infrastructure, software systems, and network architecture using internal experts and third-party specialists, including to identify material risks from cybersecurity threats. Our internal auditor and other independent external partners will periodically review our processes, systems, and controls, including with respect to our information security program, to assess their design and operating effectiveness and make recommendations to strengthen our risk management processes.

Notwithstanding our defensive measures and processes, threats posed by cyberattacks are severe. Our internal systems, processes, and controls are designed to mitigate loss from cyber-attacks and, while we have experienced cybersecurity incidents in the past, to date, risks from cybersecurity threats have not materially affected, and are not reasonably likely to materially affect, the Company, including its business strategy, results of operations or financial condition. Despite the Company’s efforts, there can be no assurance that its cybersecurity risk management processes and measures described will be fully implemented, complied with, or effective in protecting its systems and information. The Company faces risks from certain cybersecurity threats that, if realized, are reasonably likely to materially affect its business strategy, results of

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 15

operations or financial condition. For further discussion of risks from cybersecurity threats, see the Company’s 2025 Annual Report on Form 10-K, Item 1A. Risk Factors under the section captioned “Cybersecurity incidents, including security breaches and failures of our information systems could significantly disrupt our business, result in the unintended disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs, and cause losses.”
Governance
Management’s Role
Our CISO is responsible for managing our Corporate Security Department and overseeing our information security program, including cybersecurity risks. The responsibilities of this department include cybersecurity risk assessment, defense operations, incident response, vulnerability assessment, threat intelligence, third-party risk management, information governance risk and compliance and business resilience. The foregoing responsibilities are covered on a day-to-day basis with oversight and guidance provided by our CISO, the ISOs and key members of the information security team. The department, as a whole, consists of information security professionals with varying degrees of education and experience. Associates within the department are generally subject to professional education and certification requirements. In particular, our CISO has over 15 years of substantial relevant expertise and formal training in the areas of information security and cybersecurity risk management and also serves on several advisory boards and committees within the financial sector. Our CISO regularly reports on the status of the information security program to the Bank’s President. On a quarterly basis, and as needed, the CISO reports the status of the information security program, notable threats or incidents, and other developments related to information security and cybersecurity risks to the Bank’s Enterprise Risk Oversight Committee.
Board Oversight of Cybersecurity
The Board of Directors oversee cybersecurity risk and the information security program which includes overseeing management’s actions to identify, assess, mitigate and remediate or prevent material cybersecurity risks. The CISO provides reports to the Board of Directors annually on the status of the information security program and risks, notable threats and incidents, and other developments related to cybersecurity of the information security program. An appropriate committee of the Board of Directors may also receive from the CISO periodic reports on these activities, as well as the status of any incident response and remediation efforts the Company may undertake.
Our board received regular updates on cybersecurity and information security risk in 2025 and discussed cybersecurity and information security risks with both the Governance and Audit Committees. For more information on our cybersecurity risk management, strategy, and governance, see “Part I - Item 1C. Cybersecurity” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Board and Committee Evaluations
The Corporate Governance and Nominating Committee uses a variety of methods to annually evaluate the Board and its Committees. In 2025, the Committee engaged an outside firm, Bank Director, to evaluate board and committee performance. Directors submitted completed questionnaires directly to Bank Director, which summarized the results without attribution. The Corporate Governance and Nominating Committee discussed the results, followed by the Board.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to implement the Nasdaq corporate governance listing standards and various other corporate governance matters.
Codes of Conduct and Ethics
The Board has adopted Codes of Conduct applicable to all directors, officers, and associates, and a Code of Ethics applicable to our chief executive officer and our financial and accounting officers, all of which are available, without charge, on our website (investors.ccbg.com) or upon written request to:
Capital City Bank Group, Inc.
c/o Corporate Secretary
217 North Monroe Street
Tallahassee, Florida 32301

16 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

These codes are designed to comply with Nasdaq and Security Exchange Commission requirements. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination.
BOARD STRUCTURE AND PROCESS
Independent Directors
Our common stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of our directors be “independent,” as defined by Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with us, our outside auditors, or other companies that do business with us. Under current Nasdaq rules, our Board must undertake both a subjective and an objective determination of the independence of the directors. For purposes of the objective determination, our Board utilizes the objective standards of independence set forth in the Nasdaq rules. Our Board has affirmatively determined that the following current directors, constituting a majority of our directors, are independent: Robert Antoine, William F. Butler, Stanley W. Connally, Jr., Marshall M. Criser III, Kimberly A. Crowell, Bonnie J. Davenport, William Eric Grant, Laura L. Johnson, John G. Sample, Jr., and Ashbel C. Williams. The Board, in making its independence determinations, considered the following relationships between the Company and the directors, and determined that none of the relationships for the directors and director nominees set forth below constituted a material relationship between the director or director nominee and the Company: (1) the Company or its subsidiaries provided non-preferential, ordinary course financial products and services to certain of our directors and director nominees, some of their immediate family members, and entities affiliated with some of them or their immediate family members; and (2) Ms. Davenport is the founding principal, president, and majority owner of BKJ, Inc. Architecture (“BKJ”), a company that has provided architectural services to, and received fees from, the Company over the last several years.
Board Leadership
The Board does not have a policy with respect to separation of the positions of chairman and CEO or with respect to whether the chairman should be a member of management or an independent director, and believes that these are matters that should be discussed and determined by the Board from time to time. When the chairman of the board is a member of management or is otherwise not independent, the independent directors elect a lead independent director, which we discuss below. Currently, William G. Smith, Jr. serves as our chairman and CEO. Given the fact that Mr. Smith is tasked with the responsibility of implementing our corporate strategy, we believe he is best suited for leading discussions regarding performance relative to our corporate strategy, and these discussions represent a significant portion of our Board meetings.
Lead Independent Director
The independent directors of our Board of Directors annually elect an independent director to serve in a lead capacity. Although elected annually, the lead independent director is generally expected to serve for more than one year. Mr. Connally currently serves as our lead independent director. The lead independent director’s duties, which are listed in a Board-approved charter, include:
■	presiding at all meetings of the Board at which the chairman is not present;
■	calling meetings of the independent directors;
■	coordinating with the chairman the planning of meeting agenda items; and
■	serving as an independent point of contact for shareowners wishing to communicate with the Board other than through the chairman.
Independent Director Meetings In Executive Sessions
Our independent directors regularly meet without any Company associates present in executive sessions and meet at least twice per year in accordance with Nasdaq rules. Any independent director may call an executive session of independent directors at any time. In 2025, the independent directors met in an executive session five times.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 17

Director Nominating Process
The Corporate Governance and Nominating Committee annually reviews and makes recommendations to the Board regarding the composition and size of the Board so that the Board consists of members with the proper experience, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with applicable Nasdaq and regulatory requirements.
The Corporate Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareowners. The Corporate Governance and Nominating Committee considers criteria including the nominee’s current or recent experience as a senior executive officer, whether the nominee is independent, as that term is defined by the Nasdaq listing standards, the business experience currently desired on the Board, geography, the nominee’s banking industry experience, and the nominee’s general ability to enhance the overall composition of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity; however, the Board and the Corporate Governance and Nominating Committee believe that it is essential that Board members represent diverse viewpoints and qualifications and considers this matter (among other matters) during the annual board and committee evaluation process.
Our Corporate Governance and Nominating Committee identifies nominees for directors primarily based upon suggestions from shareowners, current directors, and executives. Shareowners who wish to suggest candidates may submit the name and qualifications of the candidate to the Corporate Governance and Nominating Committee c/o Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301. Director candidates recommended by shareowners are afforded the same consideration as all other candidates. The Corporate Governance and Nominating Committee Chair and at least one other member of the committee interviews director candidates. The full Board formally nominates candidates for director to be included on the slate of directors presented for shareowner vote based upon the recommendations of the Corporate Governance and Nominating Committee following this process.
Voting Standard
Our Bylaws provide that in an uncontested election, if a nominee for director does not receive at least a majority of the votes cast at any meeting for the nominee’s election at which a quorum is present, then the director must promptly tender his or her resignation to the Board. The Corporate Governance and Nominating Committee would then recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board, then such director will continue to serve the remainder of his or her term. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board. To be eligible to be a nominee for election or reelection as a director, a person must deliver to our Corporate Secretary a written agreement that such person will abide by these requirements.
Director Service on Other Boards
To ensure that our directors can provide sufficient time and attention to the Company, our directors may not serve on more than three other boards of directors of public companies. Our CEO may not serve on more than two other boards of directors of public companies.
Change in Director Occupation
A director whose principal occupation or business association changes substantially during the director’s tenure must tender a resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.
DIRECTOR ATTENDANCE
Our Board met nine times in 2025. Each of our directors attended at least 97.6% of the aggregate number of meetings of the Board and Committees on which they served. We expect all directors to attend our Annual Meeting. Every director attended the 2025 Annual Meeting.

18 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

SHAREOWNER COMMUNICATIONS
Our Corporate Governance Guidelines provide for a process by which shareowners may communicate with the Board, a Board committee, the independent directors as a group, or individual directors. Shareowners who wish to communicate with the aforementioned constituencies may do so by sending written communications to the address below:
Capital City Bank Group, Inc.
c/o Corporate Secretary
217 North Monroe Street
Tallahassee, Florida 32301
Communications will be compiled by our Corporate Secretary and submitted to the Board, a committee of the Board, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board. The Board has requested that the Corporate Secretary submit to the Board all communications received, excluding those items that are not related to board duties and responsibilities, such as: mass mailings, job inquiries, resumes, advertisements, solicitations, and surveys.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 19

BOARD COMMITTEE MEMBERSHIP

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

The Committee assists the Board in its oversight of:
■
the integrity of our financial reporting process, system of internal controls, and the independence and performance of our internal auditors;
■
our compliance with Section 112 of the Federal Deposit Insurance Corporation Improvement Act of 1991;
■
the hiring, qualifications, independence, and performance of our independent auditors, for which the Committee bears primary responsibility; and
■
our policies and practices with respect to risk assessment and risk management.
Our Board has determined that each member of the Committee is an “audit committee financial expert” as defined under applicable SEC rules.

The Committee assists the Board in its oversight of:
■
our compensation and benefits policies and programs generally;
■
the performance evaluation of designated senior managers, including our named executive officers;
■
the compensation of our designated senior managers, including our named executive officers;
■
assessing the relationship between incentive compensation arrangements and risk management policies and practices;
■
stock ownership guidelines for directors and executive officers; and
■
Board compensation.
Interlocks and Insider Participation:
None of the members of our Compensation Committee is or was an officer or employee of the Company. In addition, none of our executive officers serves or has served as director or as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

The Committee assists the Board in its oversight of:
■
director qualification standards and nominations;
■
appointing directors to committees;
■
Board, committee, and director performance;
■
managerial succession;
■
director orientation and continuing education
■
policies and practices relating to corporate governance; and
■
shareowner proposals.

Current committee members John G. Sample, Jr. (Chair) Robert Antoine William F. Butler Stanley W. Connally, Jr. Marshall M. Criser III Kimberly A. Crowell William Eric Grant	Current committee members Marshall M. Criser III (Chair) William F. Butler Kimberly A. Crowell Laura L. Johnson	Current committee members Laura L. Johnson (Chair) Robert Antoine Bonnie J. Davenport William Eric Grant Ashbel C. Williams
Meetings in 2025 14	Meetings in 2025 5	Meetings in 2025 4
Committee report on page 53	Committee report on page 38	Committee report on page 13

Each committee member is independent under the rules of Nasdaq. The Board has adopted written charters for each of its standing committees. Each committee’s charter is reviewed annually and may be viewed on our website at investors.ccbg.com.

20 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

DIRECTOR COMPENSATION
COMPENSATION ELEMENTS
We currently have 10 independent directors who qualify for compensation for Board service. In 2025, the Compensation Committee engaged Blanchard Consulting to measure Capital City’s board compensation against the same peer group used to measure executive management compensation. Additionally, Compensation Philosophy includes targeting total annual fees, including retainer, equity compensation, board meeting fees, committee chairmen fees, committee meeting fees, and Lead Independent Director fees for our directors to be between the 50th and 75th percentile of our selected peer group unless an exception is stated by the Compensation Committee due to Company performance or market demand. While the Compensation Committee deems attendance by directors to be mandatory at all meetings, having a variable compensation structure better aligns compensation with the volume of business conducted by each committee. The elements of director compensation are as follows:
2025 Cash Compensation

Cash Payment	Fees Earned in Cash ($)
Annual Retainer	$30,000
Member of Board Committee	$500 per meeting attended
Audit Committee Chair – Annual Retainer	$12,000
Compensation Committee Chair – Annual Retainer	$8,000
Corporate Governance and Nominating Committee Chair – Annual Retainer	$8,000
Lead Outside Director – Annual Retainer	$15,000
Board Meeting Fees	$500 per board meeting and annual strategic meeting attended

Equity Compensation
Stock Grant. Each independent director earned restricted shares of our common stock valued at $30,000. The restricted shares were approved at the February Compensation Committee meeting and ratified and granted at the Board meeting on February 27, 2025. The granted shares are forfeited if we incur a net loss for the year in which the grants were made. The restricted stock is issued under the terms of our 2021 Associate Incentive Plan.
Director Stock Purchase Plan. Directors are also permitted to purchase shares of common stock at a 10% discount from fair market value under our 2021 Director Stock Purchase Plan. During 2025, 12,147 shares were purchased. As of December 31, 2025, there were 225,455 shares of common stock available for issuance to directors under this plan. Purchases under this plan were not permitted to exceed the annual retainer and meeting fees received. Our shareowners adopted the Director Stock Purchase Plan at our 2021 Annual Meeting.
Perquisites and Other Personal Benefits
We provide directors with perquisites and other personal benefits that we believe are reasonable, competitive and consistent with our overall director compensation program. The value of the perquisites for each director in the aggregate is less than $10,000.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 21

DIRECTOR COMPENSATION TABLE
The following table sets forth a summary of the compensation we paid in 2025 to our directors (other than directors who are also executive officers):

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)
Robert Antoine	43,500	29,990	—	73,490
William F. Butler	44,000	29,990	—	73,990
Stanley W. Connally, Jr.	55,500	29,990	—	85,490
Marshall M. Criser III	51,500	29,990	—	81,490
Kimberly A. Crowell	43,500	29,990	—	73,490
Bonnie J. Davenport	36,500	29,990	—	66,490
William Eric Grant	44,000	29,990	—	73,990
Laura L. Johnson	47,000	29,990	—	76,990
John G. Sample, Jr.	55,500	29,990	—	85,490
Ashbel C. Williams	36,500	29,990	—	66,490
(1)
In 2025, we granted each independent director 823 shares of our common stock under our 2021 Associate Incentive Plan. The fair value of each share at the time of the grant was $36.44. The column represents the fair value of the award as calculated in accordance with U.S. generally accepted accounting principles.

STOCK OWNERSHIP EXPECTATIONS
We maintain stock ownership guidelines for all independent directors. Under our current guidelines, each independent director is expected to own our common stock equal in value to 10 times their annual director retainer fees (including annual cash and equity grants). Directors have 10 years from the date they are first appointed or elected to our Board to meet the stock ownership requirement. The Compensation Committee has determined that as of December 31, 2025, all directors have met our share ownership expectations or are making significant strides to meet these expectations within the stated time period of 10 years from date of appointment or election.

22 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

TRANSACTIONS WITH RELATED PERSONS
PROCEDURES FOR REVIEW, APPROVAL, OR RATIFICATION OF RELATED PERSON TRANSACTIONS
We recognize that related person transactions may raise questions among our shareowners as to whether the transactions are consistent with our best interests and our shareowners’ best interests. We generally do not enter into or ratify a related person transaction unless our Board, acting through the Audit Committee or otherwise, determines that the related person transaction is in, or is not inconsistent with, our best interests and our shareowners’ best interests. We have adopted a written Related Person Transaction Policy.
Under our procedures, each director, executive officer, and nominee for director submits to our designated compliance officer certain information to assist us in monitoring the presence of related party transactions. On an ongoing basis, and to the best of their knowledge, directors and executive officers are expected to notify our designated compliance officer of any updates to that information. We use our best efforts to have our Audit Committee pre-approve all related person transactions. In the event a related person transaction was not pre-approved by the Audit Committee, the transaction is immediately submitted for the Audit Committee’s review for ratification or attempted rescission.
In addition to the policy described above, we circulate a questionnaire each quarter to our directors and executive officers, in which respondents are required to disclose, to the best of their knowledge, all related person transactions that occurred in the previous quarter.
TRANSACTIONS WITH RELATED PERSONS
Some of our directors and officers and their affiliates, are clients of, and have, in the ordinary course of business and banking, transacted with, Capital City Bank. These transactions include loans, commitments, lines of credit, and letters of credit, any of which may, from time to time, exceed $120,000. All loans included in these transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons who were not affiliates of Capital City Bank and, in the opinion of management, did not involve more than the normal risk of collectability or presented other unfavorable features. The Capital City Bank Group Board of Directors approved each of these transactions.
For the year ended December 31, 2025, we have not identified any transactions or series of similar transactions (other than the ordinary course of business transactions discussed above) for which we are a party in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than as follows:
The Company leases land from a partnership (Smith Interests General Partnership L.L.P.) in which William G. Smith, Jr. has an interest. The Company made lease payments totaling $0.1 million in 2025, $0.1 million in 2024 and $0.2 million in 2023. In December 2023, the lease payments adjusted to $0.1 million annually due to a reduction in the size of the parcel leased by the Company. The payments under the lease agreement provide for annual lease payments of approximately $0.1 million annually through December 2033, and thereafter, increase by 5% every 10 years until 2053 at which time the rent amount will adjust based on reappraisal of the parcel rental value. The Company then has four successive options to extend the lease for five years each with rental increases of 5% at each extension. Further, in accordance with this lease agreement, the Company made payments of $0.5 million in May 2024 and $0.2 million in July 2025 to the lessor as reimbursement for a portion of the costs related to the development of subject property to support the construction of a new banking office by the Company.
William G. Smith, III, the son of our Chairman and Chief Executive Officer, William G. Smith, Jr., is employed as Chief Lending Officer at Capital City Bank. In 2025, William G. Smith, III’s total compensation (consisting of annual base salary, annual bonus, and stock-based compensation) was determined in accordance with the Company’s standard employment and compensation practices applicable to associates with similar responsibilities and positions.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 23

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE OVERVIEW
Capital City’s Performance Highlights
We believe Capital City has performed well and has positioned itself to take advantage of new opportunities. Consider that:
■	2025 was a record year of earnings which totaled $62 million, a 16.3% increase over 2024. Since 2020, our EPS has grown at an average annual growth rate of 16%;
■
Average deposit balances increased $54 million, or 1.5%, in 2025 and have grown at an average annual growth rate of 7.6% for the past 5 years driven by core deposit growth and government stimulus programs;

■	Our total cost of deposits in 2025 was 81 basis points, which contributed greatly to our performance and outperformed many of our peer banks;
■
2025 year end loan balances declined $105 million, or 4.0%, from 2024 due to lower loan demand which reflected borrower uncertainty and higher interest rates, and have grown by $540 million, or 26.9%, since the end of 2020;

■
Credit quality remained strong in 2025 as net loan losses were 14 basis points of average loans. From 2021 to 2025, our average annual loan losses were 13 basis points of average loans. Classified assets totaled $16.3 million at December 31, 2025, and our nonperforming assets to total assets ratio was 24 basis points. Our allowance for credit losses as a percentage of loans was 122 basis points;

■	We have not taken on excessive interest rate risk or relaxed our credit standards, and believe our balance sheet continues to be well positioned for the current economic and interest rate environment;
■	Our tangible book value per share increased $3.38, or 14.3%, in 2025, and has increased $13.28 per share, or an average annual growth rate of 14.5% since 2020;
■	We increased our cash dividends in 2025 by $0.12 per share, or 13.6%, over 2024; and
■	We believe we have sufficient capital and liquidity to pursue and implement our long-term strategic initiatives.

24 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

We are Focused on Being Careful with How We Spend our Shareowners’ Money
We have an experienced and hardworking management team. In fact, members of our executive management team have more than 32 years of experience in the banking industry on average. We have been able to retain our management team by strongly linking pay to performance. Compare how our CEO’s base salary matches up to the median base salary of the CEOs of our 2025 peer group, which is the same peer group used in 2024 and is listed later in this CD&A:

Capital City CEO Base Salary vs.
Peer Group CEO Median Base Salary
800,000
700,000
600,000
500,000
400,000
300,000
200,000
100,000
-
2025
2024
2023
William G. Smith, Jr.
Peer Group CEO Median

Mr. Smith’s relatively low base salary does not reflect his performance level, but rather it reflects our conservative compensation philosophy. Superior compensation should be earned through superior performance. Because Capital City’s performance was adversely affected during last decade’s recession, we significantly limited the raises our named executive officers received during that time frame. On the other hand, as Capital City has thrived, we have recognized our executives’ performance through base salary increases.

Named Executive Officers'
Base Salary (2021-2025)
550,000
500,000
450,000
400,000
350,000
300,000
250,000
200,000
2021
2022
2023
2024
2025
William G. Smith, Jr.
Thomas Barron
Bethany H. Corum
Jeptha Larkin

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 25

We Strive to Maximize Shareowner Return
At Capital City, we strive to foster a culture of accountability to our shareowners and work to maximize shareowner return each day. In fact, this is why we refer to our shareholders as “shareowners” – we understand that we work for the benefit of Capital City’s owners. We also believe that an effective way to align the interests of our associates with the interests of our shareowners is to encourage our associates to become shareowners. We are proud to offer our associates the ability to purchase shares of Capital City through our 2021 Associate Stock Purchase Plan and through the Capital City 401(k) Plan. We also pay our directors, executive officers and senior management team partially in shares of Capital City stock and maintain robust share ownership requirements for many of these individuals.
Pay for Performance is Integral to the Capital City Culture
Our focus on maximizing shareowner return and the strong ownership culture among our associates makes it much easier to implement a strong pay-for-performance compensation plan for our management team. Our executive officers do not expect to get paid well when Capital City’s results do not meet our expectations. On the other hand, when Capital City achieves its Board-approved performance goals, our management team should be rewarded. In 2025, a substantial majority of Mr. Smith’s eligible compensation was “at risk.”

(1)	Eligible Incentive Pay assumes performance goals met at the 100% level.
Compensation Best Practices
We are proud of the strong corporate governance practices we have implemented. Below we have summarized important policies we have implemented to ensure that we provide compensation to align the interests of our executive officers with the interests of our shareowners. More importantly, we have summarized the compensation practices that we do not have because we believe that these particular practices are not in the best interests of our shareowners.

What We Do	What We Don’t Do

Pay for performance

Balanced mix of fixed and variable pay

Meaningful stock ownership requirements

Use an independent compensation adviser

Allocate a significant portion of pay in stock

Independent compensation committee

Mitigate undue risk in compensation programs

Broad clawback policy for incentive compensation

Employment contracts

Stock option grants

Separate change in control agreements

Excise tax gross-ups upon change in control

Guaranteed bonuses

Excessive perquisites

Income tax “gross-up bonuses”

Award shares for the “passage of time”

26 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

COMPENSATION COMMITTEE ACTIVITIES DURING 2025
Our Compensation Committee met five times in 2025, including one executive session with only the Compensation Committee members present. Mr. Criser, the chair of our Compensation Committee, sets the meeting dates and agenda for the Compensation Committee. In the past year, the Compensation Committee:
■
Held an executive session to discuss the 2025 performance of Mr. Smith. In accordance with our charter, Mr. Criser distributed an evaluation to all outside directors, and then collected and compiled the results of the evaluations. He presented the summarized and aggregated results for review by our Compensation Committee;

■	Reviewed and approved 2025 base salaries, as follows: Mr. Smith, $520,000; Mr. Barron, $520,000; Mrs. Corum, $450,000; and Mr. Larkin, $375,000;
■	Reviewed and approved targeted short-term incentive compensation, as follows: Mr. Smith, $900,000; Mr. Barron, $800,000; Mrs. Corum, $375,000; and Mr. Larkin, $250,000;
■	Reviewed and approved 2025 Long-Term Incentive Plans and targeted grant values, as follows: Mr. Smith, $250,000; Mr. Barron, $100,000; and Mrs. Corum, $33,333;
■	Reviewed total compensation for ten executive and senior managers, including a review of incentive plans and relative risk to the Company;
■	Reviewed executive perquisites and found them to be reasonable;
■	Reviewed stock ownership positions for all senior managers and directors; and
■	Discussed strategic compensation issues.
COMPENSATION AND BENEFITS STRATEGY
Our compensation strategy provides broad guidance on senior management compensation and more specifically on the compensation of the named executive officers. Our compensation objectives are to provide compensation programs that:
■	Align compensation with shareowner value;
■	Provide a direct and transparent link between our performance and pay for our CEO and senior management;
■	Make wise use of our equity resources to ensure compatibility between senior management and shareowner interests;
■	Align the interests of our executive officers with those of our shareowners through performance-based incentive plans; and
■	Award total compensation that is both reasonable and effective in attracting, motivating and retaining key associates.
We believe that accomplishing corporate goals is essential for our continued success and sustained financial performance. Therefore, we believe that executive officer compensation should be largely at-risk and performance based. Specific targets and weightings used for establishing short-term and long-term performance goals are subject to change at the beginning of each measurement period, and are influenced by the Board’s desire to emphasize performance in certain areas. Each year, the Compensation Committee reviews and approves all executive officer performance-based goals.
The compensation and benefits programs for our executives are designed with the goal of providing compensation that is fair, reasonable and competitive. These programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of executives with those of our shareowners.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 27

COMPENSATION PHILOSOPHY
The Compensation Committee, with Board approval, has adopted the following compensation philosophy and set the following compensation objectives:
■
Target base salaries for our senior executives at the 50th percentile of our selected peer group unless an exception is approved by our Compensation Committee due to performance, experience, or market demand;

■
Position direct compensation (salary, cash and equity compensation) of our senior executives at the 75th percentile of our selected peer group of banks dependent upon performance, to attract top talent and to recognize exceptional performance by management;

■	Target variable (pay for performance) compensation to at least 30% of total compensation mix;
■	Continue, over time, the alignment of senior management’s interests with those of our shareowners (the percentage of equity compensation should increase relative to total incentive compensation); and
■
Target total annual fees, including retainer, equity compensation, board meeting fees, committee chairman fees, committee meeting fees, and Lead Independent Director fees, to be between the 50th and 75th percentile of our selected peer group unless an exemption is approved by our Compensation Committee due to company performance or market demand.

We discuss the composition of our peer group and our benchmarking practices in further detail below.
EXECUTIVE COMPENSATION POLICY DECISIONS
The Compensation Committee has adopted a number of policies to further the goals of our executive compensation program, particularly with respect to strengthening the alignment of our executives’ interests with our shareowners’ long-term interests. Further, the Compensation Committee believes the policies set forth below are effective based on the stability of our management team and our ability to attract talent from outside the Company.
Stock Ownership Expectations
We maintain stock ownership expectations for all senior managers, including our executive officers. Under our current guidelines, all senior managers are expected to own shares of our common stock equal in value to at least one and a half times their annual base salary; Mr. Barron, Mr. Larkin, and Mrs. Corum are expected to own shares of our common stock equal in value to at least two times their annual base salary; and Mr. Smith is expected to own shares of our common stock equal in value to at least three times his annual base salary. Compliance is expected within six years of becoming a senior manager or executive officer.
The Compensation Committee has determined that, as of December 31, 2025, Mr. Smith, Mr. Barron, and Mrs. Corum have met our share ownership expectations, Mr. Larkin is on track, and all other senior managers covered by this program are making significant strides in meeting the ownership expectations.
Stock Options; Timing of Certain Equity Awards
We ceased granting stock options in 2007, and there are currently no stock options outstanding. In the year ended December 31, 2025, we did not grant any stock options, stock appreciation rights, or similar awards. We do not currently plan to grant any such awards in the future. Accordingly, we do not have a policy or practice in relation to the timing or the determination of the terms of a grant of options or other similar awards in relation to the disclosure of material non-public information.
Prohibition on Repricing Stock Options
By the terms of our 2021 Associate Incentive Plan, which is the only plan we may use to grant stock options, repricing stock options is prohibited without shareowner approval.

28 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Insider Trading Policy
We have an insider trading policy that governs the purchase, sale and other dispositions of our securities by our directors, officers, associates, and agents. Our insider trading policy is designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq Listing Standards. Among other things, the insider trading policy:
■	prohibits trading in our securities, as well as securities of the companies in which we do business, by persons covered by the policy when in possession of material non-public information;
■
provides for “black-out periods” during which certain individuals are prohibited from transacting in our securities, as well as pre-clearance procedures for certain individuals, including all executive officers and directors, before engaging in certain transactions;

■	as described in more detail below, prohibits persons covered by the policy from engaging in certain transactions designed to offset decreases in the market value of our securities; and
■	prohibits the Company itself from engaging in transactions in the Company’s securities while in possession of material nonpublic information, except as permitted by law.
The full text of our insider trading policy was filed as Exhibit 19 to our 2025 Annual Report on Form 10-K.
Associate, Officer and Director Hedging
Federal law prohibits our officers and members of our Board of Directors from engaging in “short sales” of Company securities. Because short sales represent a bet that our stock price will decline, our policy is that none of our directors, officers or associates or those of our subsidiaries are permitted to engage in “short sales” of Company stock.
Employment Agreements and Severance Agreements
We believe the employment of our executive officers should remain “at will.” Therefore, none of our executive officers have an employment agreement or severance agreement with us.
Incentive Compensation Clawback
Effective October 2, 2023, the Board of Directors updated our compensation recovery policy in accordance with the requirements of the Nasdaq listing standard adopted pursuant to SEC rules (the “Clawback Policy”). The Clawback Policy provides, among other things, that we will seek to recover any erroneously awarded incentive-based compensation received by covered executives of the Company (which are determined from time to time by the Compensation Committee of the Board and includes current and former executive officers) during the three completed fiscal years preceding any date on which we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws.
COMPENSATION PROGRAM DESIGN
Compensation Framework
We design our specific compensation elements based on the following:
■	Performance: We believe that the best way to accomplish alignment of compensation plans with the participants’ interests is to directly link pay to individual and Company performance.
■	Competitiveness: Compensation and benefits programs are designed to be competitive with those provided by companies with whom we compete for talent. Benefits programs are not based on performance.
■	Cost: Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of our shareowners are considered.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 29

■	Peer Group: The relevant peer group for comparison of compensation and benefits programs consists of commercial banks and thrifts with a geographic footprint or asset base similar to ours.
Specific Compensation Elements
Our executive compensation program is comprised of four discrete elements (which are each described in further detail below):
■	Base salary
■	Incentive compensation
■	Benefits and perquisites
■	Post-termination compensation and retirement benefits
DISCUSSION OF SPECIFIC COMPENSATION ELEMENTS
Base Salary
Our compensation philosophy guideline is to target base salaries at the 50th percentile of our peer group; however, superior performance may warrant a base salary in excess of this target. Our Compensation Committee believes that this target level will allow us to attract and retain the talent necessary to achieve our performance goals. The base salaries for the named executive officers are determined by analyzing available market data as well as considering the experience and performance of the individual. In 2025, all named executive officers received an increase in base salary, as follows: Mr. Smith, 4%; Mr. Barron, 4%; Mrs. Corum, 15.38%; and Mr. Larkin, 7.14%. Mrs. Corum’s increase was awarded in connection with her promotion to President of the Bank, effective July 1, 2025. Mr. Smith’s base salary is 27.35% below the 50th percentile base salary of our peer group. His relatively low base salary is not reflective of his performance or experience level. It has been historically low compared to our peer group benchmark and the Compensation Committee continues to place great emphasis on bringing Mr. Smith’s base salary in line with the stated target level. Mr. Barron’s base salary is 0.59% below the 50th percentile; Mrs. Corum’s base salary is 13.97% below the 50th percentile. Mr. Larkin’s base salary is 3.57% below the 50th percentile. We consider an officer’s salary to be in line with the benchmark if it is within +/- 15% of the benchmark.
Incentive Compensation
In addition to their base salary, each named executive officer has the opportunity to earn annual incentive compensation. The Compensation Committee believes a competitive overall compensation package should include incentive compensation in the form of both cash and equity awards. The Compensation Committee believes, based on past advice from its compensation consultant, targeting incentive compensation equal to or greater than 30% of total compensation is sufficient to change behaviors relative to performance. As a result, we believe our total incentive-based compensation target of at least 30% of total compensation is appropriate.
In 2025, targeted incentive compensation for each of our named executive officers was as follows (reflected as a percentage of total target compensation): Mr. Smith, 68.86%; Mr. Barron, 63.38%; Mrs. Corum, 47.57%; and Mr. Larkin, 40.00%. We believe the differences of potential impact each executive officer has on our performance warrants differences in the percentage of compensation they individually have at risk. Messrs. Smith and Barron and Mrs. Corum have an opportunity to earn incentives under a long term plan.
In 2025, Mr. Smith’s total targeted incentive compensation of $1,150,000 was comprised of 67.39% cash and 32.61% equity and includes both short-term and long-term incentive plans. Mr. Barron’s total target incentive compensation of $900,000 was comprised of 71.11% cash and 28.89% equity, and includes both short-term and long-term incentive plans. Mrs. Corum’s total target incentive compensation of $408,334 was comprised of 72.14% cash and 27.86% equity, and includes both short-term and long-term incentive plans. Mr. Larkin’s total target incentive compensation of $250,000 was comprised of 75% cash and 25% equity, and includes only a short-term incentive plan. The difference in allocation between cash and equity among the named executive officers is due to each executive’s responsibilities.

30 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

The base and incentive (cash and equity) compensation for Mr. Smith, Mrs. Corum, and Mr. Larkin placed them below the 75th percentile for total compensation, relative to their respective peers. Mr. Barron was above the 75th percentile.
Cash Incentive Plan. Cash incentives for each of the named executive officers are based on performance with regard to goals established by the Compensation Committee. In 2025, measurement was based on three distinct goals that were weighted based on their relative relationship to overall performance including:
■	achieving net income greater than $52,915 million (weighted at 50%);
■	achieving an average deposit balance of $3,581,816 (weighted at 30%); and
■	achieving a classified asset level of no more than $20,263 million (weighted at 20%);
All three goals were achieved at a level allowing payment. Net income paid out at 143.15%, average deposit balance paid out at 177.65%, and classified assets paid out at 178.80%. Factoring in the component weighting of each goal, the total payout was 160.63%
Messrs. Smith, Barron and Larkin and Mrs. Corum received a payout of $1,084,252; $963,780; $301,181 and $451,771, respectively, under the Cash Incentive Plan. The payout represented 160.63% of the target.
Although the goals are generally consistent from year to year, the Compensation Committee evaluates the exact goals each year to better align incentives with the Company’s strategy. The goals can be based upon performing loan levels; loan growth; classified or non-performing asset levels; net charge-offs; deposit levels, including growth; increase in shareowner value; stock price; revenue, including growth; net interest income; fee income; net interest margin; non-interest income; non-interest expense; loan loss provision expense; expense management; net income; earnings per share; return on assets; return on shareowners’ equity; return on capital; efficiency ratio; or the extent to which direct reporting managers meet their own goals based on designated metrics.
The total economic value of the Cash Incentive Plan award for each named executive officer is set as a percentage of total incentive compensation. The total economic value of the target award at the 100% payout level represents 75% of total annual incentive compensation.
Stock-Based Incentive Plan. The Stock-Based Incentive Plan is a performance-based equity bonus plan in which selected members of management, including all named executive officers, are eligible to participate. The Stock-Based Incentive Plan is administered under our 2021 Associate Incentive Plan. The Compensation Committee believes the equity component of our incentive compensation package creates ownership in the Company and aligns the goals of our shareowners and named executive officers because it provides incentives to our named executive officers to focus on improving long-term performance. Payments under the Stock-Based Incentive Plan for named executive officers are determined based on achievement of pre-established performance metrics and payable as an award of 100% in shares, which is designed to align the economic interests of management with those of our shareowners.
In 2025, all participants in the Stock-Based Incentive Plan were eligible to earn an equity award tied to achievement of three distinct objectives, each weighted based on their relative relationship to overall performance of the Company:
■	achieving net income greater than $52,915 million (weighted at 50%);
■	achieving an average deposit balance of $3,581,816 (weighted at 30%); and
■	achieving a classified asset level of no more than $20,263 million (weighted at 20%);
Depending on performance, component payouts under the plan could have ranged from 0% to 200% of the target, and the maximum payout, in aggregate, could have been 200%.
All three goals were achieved at a level allowing payment. Net income paid out at 143.15%, average deposit balance paid out at 177.65%, and classified assets paid out at 178.80%. Factoring in the component weighting of each goal, the total payout was 160.63%.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 31

Similar to the Cash Incentive Plan, the goals are generally consistent from year to year, but may change to align management’s incentive with the Company’s strategy. The goals are generally selected from the same group of metrics as available to be used in the Cash Incentive Plan.
The total economic value of the award for each named executive officer is set as a percentage of total incentive compensation. The total economic value of the target award at the 100% payout level is 100% in performance shares and represents 25% of total incentive compensation. The formula used a stock price of $36.63 to arrive at the number of performance shares granted. The price was derived based on the average high and low of the previous 10 trading days from date of grant (February 27, 2025). This formula was set by the terms of the 2021 Associate Incentive Plan.
For 2025, the named executive officers received the following shares:

Name	100% Payout	Maximum Payout	2025 Actual Payout
William G. Smith, Jr.	6,143	12,286	9,868
Thomas A. Barron	5,460	10,920	8,770
Bethany H. Corum	2,559	5,118	4,111
Jeptha E. Larkin	1,706	3,412	2,740
Awards earned under the Stock-Based Incentive Plan are issued in the calendar quarter following the calendar year in which the awards were earned. Generally, any awards earned are issued in late January or early February.
Long-term Incentive Plan (LTIP) – Compound Annual Growth Rate in Diluted EPS. The Compensation Committee awards Smith, Barron and Corum performance shares as provided in our 2021 Associate Incentive Plan. This plan is designed to correlate compensation with the long-term growth of the Company. Pursuant to this three-year plan, which is adopted each year to allow for the annual adoption of rolling three-year goals, we award performance shares and cash after the conclusion of each three-year performance period with each LTIP having a pre-established economic value equivalent range, as follows: Mr. Smith, $0 to $500,000; Mr. Barron, $0 to $200,000 and Mrs. Corum, $0 to $66,666.
For the 2025 LTIP, each named executive officer may earn his or her LTIP based on the Company’s compound annual growth rate (CAGR) in diluted earnings per share (EPS), measured over the performance period commencing January 1, 2025 and ending on December 31, 2027. Sixty percent (60%) of the earned 2025 LTIP will be payable in shares and forty percent (40%) is payable in cash.
For Messrs. Smith and Barron’s 2025 LTIP (with a possible payout in 2028 based on 2025-27 performance), each target award (Mr. Smith, $250,000 and Mr. Barron, $100,000) is based on the Company achieving a 10% three-year compound annual growth rate in diluted earnings per share using $3.12 per share (2024 reported earnings) as the base amount. A maximum award (Mr. Smith, $500,000 and Mr. Barron, $200,000) would be earned if the compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.
Mrs. Corum’s 2025 LTIP has a different structure, as follows:
■
For the Year 1 Phase-in 2025 plan (with a possible payout in 2026 based on 2025 performance), the target award of $33,333 was based on achieving a goal of a 10% annual growth rate in diluted earnings per share using $3.12 per share (2024 reported earnings) as the base amount. A maximum award of $66,666 would be earned if the annual growth rate in diluted earnings per share equaled or exceeded 12.5%, the maximum performance level.

■
For the Year 2 Phase-in 2025 plan (with a possible payout in 2027 based on 2025-26 performance), the target award of $66,666 is based on achieving a goal of a 10% two-year compound annual growth rate in diluted earnings per share using $3.12 per share (2024 reported earnings) as the base amount. A maximum award of $133,333 would be earned if the two-year compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

32 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

■
For the Year 3 Phase-in 2025 plan (with a possible payout in 2028 based on 2025-27 performance), the target award of $100,000 is based on achieving a goal of a 10% three-year compound annual growth rate in diluted earnings per share using $3.12 per share (2024 reported earnings) as the base amount. A maximum award of $200,000 would be earned if the three-year compound annual growth rate in diluted earnings per share equals or exceeds 12.5%, the maximum performance level.

Benefits and Perquisites
Determining Benefit Levels. Benefit levels are reviewed periodically to ensure that the plans and programs provided are competitive and cost-effective for us and support our human capital needs. Benefit levels are not tied to company, business area or individual performance.
Perquisites. We provide our named executive officers with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program. The value of the perquisites for each named executive officer are reflected in the “All Other Compensation” column of the Summary Compensation Table below.
Health, Dental, Disability and Life Insurance Coverage. The core insurance package for our named executive officers and senior management team includes health, dental, disability and basic group life insurance coverage. Our named executives and senior management participate in these benefits on the same basis as our other associates.
Paid Time-Off Benefits. We provide vacation and other paid holidays to all associates, including our named executive officers and senior management team, which are comparable to those provided at similarly sized financial institutions.
Post-Termination Compensation and Retirement Benefits
We provide retirement benefits to named executive officers and senior management through a combination of qualified (under the Internal Revenue Code) and nonqualified plans.
Retirement Plan. The Retirement Plan is a tax-qualified, noncontributory defined benefit plan intended to provide for an associate’s financial security in retirement. All full-time and part-time associates, hired prior to January 1, 2020, with 1,000 hours of service annually are eligible for the Retirement Plan. The Retirement Plan was closed to new entrants as of January 1, 2020.
401(k) Plan. The 401(k) plan provides associates the opportunity to save for retirement on a tax-favored basis. For associates hired after January 1, 2002, the associates receive a reduced pension benefit under the Retirement Plan and a 50% matching contribution (matched up to 6% of cash compensation under the 401(k) Plan; effective April 1, 2026, matched up to 7% of cash compensation). For associates hired after December 31, 2019, no pension benefit is available, but each is eligible for a 3% annual company-paid contribution, regardless of deferral status. Executives may elect to participate in the 401(k) Plan on the same basis as our other similarly situated associates. No named executive officers, except for Mrs. Corum, are currently eligible for the company-sponsored match. Effective April 1, 2026, all named executive officers will be eligible for the company-sponsored match.
Supplemental Executive Retirement Plan. Messrs. Smith and Barron participate in our Supplemental Executive Retirement Plan (“SERP”) and, as of May 2020 and March 2024, Mrs. Corum and Mr. Larkin, respectively, participate in our Supplemental Executive Retirement Plan II (“SERP II” and, together with the SERP, the “SERPs”). The SERPs are nonqualified plans which provide benefits in excess of the Retirement Plan. The SERPs are designed to restore a portion of the benefits that the participants would otherwise receive under our Retirement Plan, if these benefits were not limited by U.S. tax laws. This more closely aligns the benefits of our named executive officers with those of other Retirement Plan participants. We have no obligation to fund the SERPs, but accrue for our anticipated obligations under the SERPs on an annual basis.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 33

BENCHMARKING
We use benchmarking as a method to understand what similar positions pay in similar organizations. In setting 2025 executive compensation, the Compensation Committee engaged Blanchard Consulting to create a custom peer group, based on the following traits: publicly traded bank holding company with 2024 assets at year-end between $2 billion and $12 billion, and located in Florida and nearby states. Peers were then narrowed to include only those which had filed a current proxy statement with executive compensation data.
Our Peer Group Comparison
■
Blanchard to ISS – Blanchard’s custom peer group development for the Company focused on peers within the same industry; all peers have the same eight digit GICS classification as the Company. All of the Company’s peers are within the asset size range recommended by ISS (0.4 to 2.5 times). The Company’s peer group has 22 peers, while ISS peer groups contain between 14 and 24 peers. ISS has indicated that it will use as many as 24 peers when enough peers with the same eight digit GICS classification are available. The Company is at the 38th percentile of the peer group in assets as of 2024 fiscal year end. Choosing peers which keep the subject company near the group median (50th percentile) is an ISS peer group selection priority.

■
Blanchard to Glass Lewis/CGLytics – Glass Lewis states it starts with a company’s self-disclosed peers, then includes investor views on both industry-based and country-based peers, in addition to the company’s “peer of peers.” This methodology then scrutinizes a larger pool of potential peers by introducing additional screens based on corporate revenue, market capitalization and assets, weightings for peers based on the source and frequency of confirmation, and peer rankings based on a strength-of-connection approach. Since all of the Company’s peers are within the same industry and have similar asset size, they would likely overlap with a Glass Lewis peer group.

■
Summary – Overall, the Board of Directors and shareowners can be assured that the custom peer group for this analysis was developed using industry best practices and metrics in line with the methods of the two largest international proxy shareholder advisory groups.

Benchmarking is the primary tool we use to set executive compensation; however, we also review individual performance and industry trends in terms of increases to executive compensation. For Mr. Smith, we also undertake a 10-year historical compensation review.

34 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

The compensation peer group is not identical to the peer group used to measure company performance, due to difficulty in gathering compensation data from nonpublic companies. Company performance data can be gathered from financial institution call reports for public and nonpublic financial institutions. However, some of the institutions represented on the compensation peer group are included in the Company performance peer group.

Financial Institution	Total Assets ($ in thousands)(1)
Amerant Bancorp, Inc.	9,901,734
BancPlus Corporation	7,926,781
Blue Ridge Bankshares, Inc.	2,737,260
Business First Bancshares, Inc.	7,857,090
C&F Financial Corporation	2,563,374
Carter Bankshares, Inc	4,659,189
Colony Bankcorp, Inc.	3,109,782
Community Trust Bancorp, Inc.	6,193,245
First Bancorp	12,147,694
First Community Bancshares, Inc.	3,261,216
First Guaranty Bancshares, Inc.	3,972,728
Home Bancorp, Inc.	3,443,668
HomeTrust Bancshares, Inc.	4,595,430
Investar Holding Corporation	2,722,812
Origin Bancorp, Inc.	9,678,702
Red River Bankshares, Inc.	3,149,594
Republic Bancorp, Inc.	6,846,667
Seacoast Banking Corporation of Florida	15,176,308
SmartFinancial, Inc.	5,275,904
Stock Yards Bancorp, Inc.	8,863,419
Wilson Bank Holding Co.	5,358,659
(1)	All data is for fiscal year end 2024, which was the latest available data when we set 2025 compensation.
PAY RATIO DISCLOSURE
The following information discloses the ratio of our median associate’s annual total compensation to the annual total compensation of our principal executive officer (“PEO”), Mr. Smith.
In determining the median associate, we prepared a list of all associates (excluding our PEO) as of December 31, 2025, (other than associates on leave of absence). Wages and salaries were annualized for associates who began employment after January 1, 2025, or who took a leave of absence during 2025. We had 927 associates during calendar year 2025, including short-term and partial-year associates (i.e., new hires and temporary associates). For simplicity, we excluded the value of our 401(k) plan and medical benefits provided in selecting the median associate because all associates (including our PEO) are provided the exact same benefits. We then selected the associate who earned the median compensation for 2025.
Once we identified the median associate, we added that individual’s Change in Pension Value to his/her annual compensation, continuing to mirror the Executive Compensation – Summary Compensation Table structure.
In determining the ratio, we included all compensation paid to the median associate, including base salary, incentive awards, and overtime; however, we did not include any benefits that are available to all associates (e.g., employer paid premiums and group term life values), consistent with the compensation disclosures in Executive Compensation – Summary Compensation Table.
The median of the annual total compensation of all of our associates (excluding our PEO) was $58,974. The annual total compensation of our PEO was $3,135,873 resulting in an estimated ratio of PEO to Median Associate Total Compensation of 53.17 to 1.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 35

Because of the high variability of pension value each year, particularly when the age of our PEO and our identified median associate is significant, we are also providing a ratio excluding the change in pension value. The median of the annual total compensation of all of our associates (excluding our PEO) was $55,649 excluding the change in pension value. The annual total compensation of our PEO (excluding the change in pension value) was $2,175,168, resulting in an estimated ratio of PEO to Median Associate Total Compensation excluding the change in pension value of 39.09 to 1.
IMPACT OF REGULATORY REQUIREMENTS
Federal Reserve and FDIC Guidance
The Federal Reserve has provided guidance on the manner in which banks and bank holding companies pay incentive compensation. All banking organizations supervised by the Federal Reserve are required to review the incentive compensation arrangements of (1) senior executive officers and others responsible for oversight of company-wide activities or material business lines; (2) individual associates, including nonexecutive associates, whose activities may expose the bank to material amounts of risk; and (3) groups of associates who are subject to the same or similar incentive compensation arrangements and who, in the aggregate, may expose the bank to material amounts of risk. Our Compensation Committee has conducted a review to ensure that compensation is structured in a manner so as not to encourage excessive risk-taking.
IMPACT ON SAY-ON-PAY VOTE
We provide our shareowners with the opportunity to cast an advisory vote on executive compensation (“Say-on-Pay”) every three years. At our Annual Meeting in 2023, out of the 12,010,505 votes cast (excluding abstentions and broker nonvotes), our shareowners cast 11,864,934 shares, or 98.8%, “For” approval of our executive compensation. The Compensation Committee believes this vote affirmed shareowners’ support of our approach to executive compensation. The Compensation Committee will continue to consider the outcome of the Say-on-Pay vote when making future compensation decisions for our named executive officers.
COMPENSATION COMMITTEE PROCESS AND PROCEDURES
Scope of Authority
The Compensation Committee has strategic and administrative responsibility for a broad range of issues, including reviewing, authorizing, and approving compensation to be paid to our executive officers, directors, and our senior management team. The Corporate Governance and Nominating Committee recommends to the Board, and the Board appoints, each member of the Compensation Committee. The Corporate Governance and Nominating Committee has evaluated, and the Board has determined, that each member of the Compensation Committee is an independent director.
The Compensation Committee’s policy is to review executive compensation, including incentive goals, at least annually. The Compensation Committee also periodically reviews benefits and perquisites, reviews and provides oversight of our compensation philosophy, serves as the administrative committee for our equity-based plans, and reviews stock ownership guidelines for our executive officers and directors.
Delegation of Authority
The Compensation Committee’s charter permits the delegation of its authority to our Chief People Officer or any other person or persons to administer compensation and benefits programs, including the authority to interpret the plan in individual cases when appropriate. In 2025, the Compensation Committee delegated the administration of all associate compensation, benefit and welfare plans to Ashley T. Leggett, Chief People Officer.
None of the members of the Compensation Committee is an executive officer of a public company of which one of our executive officers is a director.

36 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Independent Consultants
In fulfilling its responsibilities, the Compensation Committee evaluates the information and recommendations put forth by management and its independent advisors in making its decisions regarding executive compensation. The Compensation Committee’s decisions are made with the objective of providing fair, equitable and performance-based compensation to executives in a manner that is affordable and cost effective for our shareowners. In 2025, the Compensation Committee engaged Blanchard Consulting Group to create a custom peer group for the purpose of benchmarking executive officer and director compensation. In engaging Blanchard, the Compensation Committee considered the independence factors prescribed by applicable regulations and concluded that none of the work provided by Blanchard raised any conflict of interest and, accordingly, determined Blanchard met the independence criteria. Blanchard provides no services to the Company other than compensation consulting services described herein.
Management’s Role
The Compensation Committee sets compensation for the Chief Executive Officer based on data provided by the Chief People Officer and a review of peer group statistics. In addition, the Compensation Committee reviews and approves the Chief Executive Officer’s recommendations for other executive officers’ compensation. In making these decisions, the Compensation Committee relies on information and recommendations provided by the Chief Executive Officer and Chief People Officer. The key roles played by management in assisting the Compensation Committee to determine compensation levels for our named executive officers are as follows:
■	Develop performance measures: Identify appropriate performance measures and recommend performance targets that are used to determine annual and long-term awards.
■
Compile benchmark data: Management participates in compensation surveys through reputable third-party firms which are used to gather data on base salary, annual cash and long-term performance awards. In reviewing and setting 2025 senior management compensation, we used custom compensation profiles created by an independent consultant engaged by the Compensation Committee in 2025. Senior management compensation profiles are updated every two years and time-adjusted in alternate years. For executive officers and senior management, we used peer group data gathered by Blanchard Consulting Group. The Chief People Officer also provides historical compensation data for each position reviewed by the Compensation Committee.

■
Develop compensation guidelines: Using the benchmark survey data and publicly disclosed compensation information as the foundation, management develops compensation guidelines for each executive position, such as targeting base salaries for our senior executives at the 50th percentile of our selected peer group and total direct compensation (salary, cash and equity compensation) at the 75th percentile. These guidelines are provided to the PEO as the basis for his recommendations regarding individual compensation actions. In addition, executives are briefed on the guidelines.

The key members of management involved in the executive compensation process were Mr. Smith and Mrs. Leggett. Mr. Smith is not involved in setting his own compensation and was not present during the Compensation Committee’s deliberations regarding his own compensation. Mrs. Leggett attends all meetings of the Compensation Committee to provide information to the Compensation Committee members and to take minutes of the meetings. At times, the Compensation Committee conducts executive sessions. Mrs. Leggett is excused from all executive sessions and the Chairman of the Committee communicates any decisions for inclusion in the minutes. Management (other than Mr. Smith and Mr. Barron solely in their roles as directors approving the Compensation Committee’s recommendations) had no role in setting compensation for the independent directors.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 37

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
2025 Compensation Committee
Marshall M. Criser III (Chair)
William F. Butler
Kimberly A. Crowell
Laura L. Johnson

38 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE FOR 2025, 2024, AND 2023
The following summary compensation table shows compensation information for our principal executive officer, principal financial officer, and our president for each of the three previous fiscal years. Amounts listed under “Nonequity Incentive Plan Compensation” are determined by the Compensation Committee at its first meeting following the year in which the compensation is earned and paid to the executives shortly after such determination is made.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock A wards ($)(2)	Nonequity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(1)	Total Without Change in Pension Value ($)(1)(6)
William G. Smith, Jr. Chairman and Chief Executive Officer (Company)	2025	511,667	0	371,110	1,284,253	960,705	8,138	3,135,873	2,175,168
	2024	490,000	0	303,459	887,410	117,963	8,138	1,806,970	1,689,007
	2023	470,167	0	317,776	652,885	433,188	10,618	1,884,634	1,451,446
Thomas A. Barron President (Company) and Chairman (Capital City Bank)	2025	511,667	0	257,303	1,043,780	768,271	5,458	2,586,479	1,818,208
	2024	480,209	0	192,695	677,763	(2,217)	5,458	1,353,908	1,356,125
	2023	445,208	0	205,026	473,813	229,398	6,968	1,360,413	1,131,015
Bethany H. Corum(7) President, (Capital City Bank)	2025	425,000	0	112,777	478,438	468,244	2,322	1,486,781	1,018,537
Jeptha E. Larkin Executive Vice President and Chief Financial Officer (Company)	2025	361,458	0	61,852	301,181	638,361	3,564	1,366,416	728,055
	2024	333,541	0	46,211	209,206	176,061	3,564	768,583	592,522
	2023	301,958	0	50,497	137,834	398,149	9,564	898,002	499,853
(1)	For 2023, amounts were adjusted to reflect base salary amounts earned during the respective year.
(2)
Reflects the grant date fair value of stock awards under our Stock-Based Incentive Plan and LTIP, as determined under applicable SEC and accounting rules. See “Grants of Plan-Based Awards in 2025” below, for additional information. Among other things, these rules require that the amounts shown for the LTIP awards be based upon the probable outcome of the performance conditions. The named executive officers may never realize any value from the awards under the LTIP and, to the extent that they do, the amounts realized may be different than the amounts reported above. As discussed in the Compensation Discussion & Analysis, the maximum portion of the LTIP award each year is as follows: Mr. Smith, $300,000; Mr. Barron, $120,000; and Mrs. Corum, $40,000.

(3)
Reflects the cash awards to the named individuals under the Cash Incentive Plan and the cash portion of the awards under the LTIP, all of which is discussed further in the Compensation Discussion & Analysis. For each of the named executive officers, awards under the Cash Incentive Plan were paid out at approximately 160.63%, 152.51%, and 92.12% of the target awards for 2025, 2024 and 2023, respectively. Cash awards under the LTIP are shown in the third year of the three-year performance period, but only if actually paid out. Awards were as follows:

	2025	2024	2023
William G. Smith, Jr.	200,000	200,000	200,000
Thomas A. Barron	80,000	80,000	80,000
Bethany H. Corum	26,666	—	—
Jeptha E. Larkin	—	—	—
These amounts were earned during the years indicated and were paid to our named executive officers in January of the following year.
(4)
Reflects the actuarial increase (decrease) in the present value of the named executive officer’s benefits under all pension plans established by us determined using the assumptions consistent with those used in our financial statements, which are discussed in further detail below under the heading “Pension Benefits.”

(5)	Reflects for each named executive officer a life insurance premium and, for Messrs. Smith and Barron, the cost of their personal use of a company car.
(6)
To show the effects that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 39

total compensation. Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (but including the nonqualified deferred compensation earnings reported in that column, if any). The change in pension value is subject to many external variables, such as interest rates, that are not related to Company performance. Therefore, we do not believe a year-over-year change in pension value is helpful in evaluating compensation for comparative purposes and instead, believe shareowners may find the accumulated pension benefits in the 2025 Pension Benefits table below a more useful calculation of the pension benefits provided to the named executive officers.
(7)	Mrs. Corum was not one of our Named Executive Officers prior to 2025 so her compensation for those years has been omitted.
GRANTS OF PLAN-BASED AWARDS IN 2025
As discussed in the Compensation Discussion and Analysis, cash bonus plan payouts and performance share units are awarded only when we achieve Board-approved established levels of performance.

			Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	($)
William G. Smith, Jr.	Cash	—	—	675,000	1,350,000	—	—	—	—
	Stock(1)	2/27/25	—	—	—	—	225,000	450,000	222,666
	LTIP(2)	2/27/25	—	—	—	—	250,000	500,000	148,444
Thomas A. Barron	Cash	—	—	600,000	1,200,000	—	—	—	—
	Stock(1)	2/27/25	—	—	—	—	200,000	400,000	197,925
	LTIP(2)	2/27/25	—	—	—	—	100,000	200,000	59,378
Bethany H. Corum	Cash	—	—	281,250	562,500	—	—	—	—
	Stock(1)	2/27/25	—	—	—	—	93,750	187,500	92,777
	LTIP(2)	2/27/25	—	—	—	—	33,333	66,666	20,000
Jeptha E. Larkin	Cash	—	—	187,500	375,000	—	—	—	—
	Stock(1)	2/27/25	—	—	—	—	62,500	125,000	61,852
	LTIP	—	—	—	—	—	—	—	—
(1)	Represents the Stock-Based Incentive Plan, administered under the 2021 Associate Incentive Plan. Payments are payable 100% in performance shares.
(2)	Represents the performance shares granted under the LTIP.

40 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2025
The following table provides information on outstanding equity awards for our executive officers named in the Summary Compensation Table at the end of 2025 (except for Mr. Larkin who did not have any outstanding equity awards at the end of 2025).

		Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
William G. Smith, Jr.	2/27/2025	4,095	174,324
	2/29/2024	5,348	227,664
Thomas A. Barron	2/27/2025	1,638	69,730
	2/29/2024	2,139	78,394
Bethany H. Corum	2/27/2025	1,455	61,939
(1)
This column reflects performance shares granted assuming the performance goals are met at the 100% level. These shares are conditioned upon a component of an equity security (compounded growth in diluted earnings per share) performance during a three-year cycle. An award, if earned, will be determined and be paid following the performance period.

(2)
The dollar amounts shown in this column are determined by multiplying (x) the number of outstanding performance shares by (y) $42.57 (the closing price of the Company’s common stock on December 31, 2025, the last trading day of the Company’s 2025 fiscal year).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The amount of compensation (if any) that is payable to our named executive officers upon termination of employment depends on the nature and circumstances under which employment is ended. As discussed above, Mrs. Corum was added as a participant in the SERP II in May 2020 and Mr. Larkin was added as a participant in the SERP II in March 2024.
Change in Control
In the event of a change in control, Messrs. Smith, Barron and Larkin, and Mrs. Corum, will be credited with an additional two years of credited service for purposes of computation of retirement benefits payable under the SERPs; however, Messrs. Smith, Barron and Larkin already have earned the maximum service time so no change in control provision would apply to their benefits. Accrued benefits based upon normal retirement (as defined by the Retirement Plan and the SERPs) are payable to Messrs. Smith, Barron Larkin and Mrs. Corum upon a change in control. A “change in control” under the SERPs means the sale of substantially all of our assets, a change in share ownership of greater than 50% within a 24-month period, or any other determination of change in control made by our Board of Directors.
In the event of a change in control, Messrs. Smith, Barron and Larkin and Mrs. Corum would not receive any additional benefit under the qualified Retirement Plan but would have the same benefits as any associate who separates employment with the Company.
We have no post-employment compensation programs designed to provide benefits upon a change in control, other than those discussed above.
Payments Upon Termination of Employment
Voluntary Termination. If Messrs. Smith, Barron or Larkin, or Mrs. Corum voluntarily resigns from our employment, no amounts are triggered under the Cash Incentive Plan or the Stock-Based Incentive Plan. The executive may be entitled to receive benefits from the Retirement Plan and the SERPs to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 41

Retirement. As of December 31, 2025, Messrs. Barron, Larkin and Smith are eligible for normal retirement. As such, Messrs. Barron, Larkin and Smith may be entitled to receive benefits from the Retirement Plan and SERP to the extent those benefits have been earned under the provisions of the plans. Mrs. Corum is eligible for early retirement with reduced benefit as defined in the Retirement Plan and SERP.
Death. If Messrs. Smith, Barron or Larkin, or Mrs. Corum dies while employed by us, the Retirement Plan and the SERPs will provide benefits to the heirs of the deceased executive to the extent those benefits have been earned under the provisions of the plans. The benefits are of the same value as those provided for a voluntary termination or early retirement as applicable.
Involuntary Termination with or without Cause. If Messrs. Smith’s, Barron’s or Larkin’s, or Mrs. Corum’s employment is involuntarily terminated, the executive may be entitled to receive benefits from the Retirement Plan and the SERPs to the extent those benefits have been earned under the provisions of the plans and the executive officer has met the vesting requirements of the plans. In addition, the executive would be entitled to receive any amounts voluntarily deferred (and the earnings on deferrals) under the 401(k) Plan.
Disability. In the event that Messrs. Smith, Barron or Larkin, or Mrs. Corum becomes disabled on a long-term basis, the executive officer’s employment by us would not necessarily terminate. If a named executive officer becomes disabled under the terms of the Retirement Plan or the SERPs, the executive will continue to accrue a retirement benefit until the earliest of recovery, death or retirement. This benefit cannot be paid as a lump sum distribution.
Payment Tables
Each named executive officer would have received the following payments had his employment terminated on December 31, 2025, under the following triggering events:

Name	Compensation Components	Change in Control(1)	Voluntary Termination(1)	Retirement(1)	Death(1)	Disability(2)	Involuntary Termination(1)
	(a)	(b)	(c)	(d)	(e)	(f)	(g)
William G. Smith, Jr.	Retirement Plan	3,326,811	3,326,811	3,326,811	3,326,811	28,472	3,326,811
	SERP	6,373,953	6,373,953	6,373,953	6,373,953	52,856	6,373,953
Thomas A. Barron	Retirement Plan	3,222,731	3,222,731	3,222,731	3,222,731	28,472	3,222,731
	SERP	3,349,893	3,349,893	3,349,893	3,349,893	28,412	3,349,893
Bethany H. Corum	Retirement Plan	954,638	954,638	954,638	954,638	15,232	954,638
	SERP II(2)	1,003,585(3)	825,565	825,565	825,565	21,264	825,565
Jeptha E. Larkin	Retirement Plan	2,775,419	2,775,419	2,775,419	2,775,419	20,372	2,775,419
	SERP II(2)	419,661	419,661	419,661	419,661	8,512	419,661
(1)
Lump sum payments are determined as of December 31, 2025, using the Retirement Plan’s applicable basis, namely, 417(e) Mortality Table under Revenue Notice N-2024-42; a three segment yield curve using rates specified in Revenue Notice N-2025-01, which are 4.66% for the first five years, 5.25% for the next 15 years, and 5.57% thereafter. Under the Retirement Plan and the SERP, lump sum payments are triggered upon a change in control, voluntary termination, retirement, death, and involuntary termination. No further benefits would be payable after the lump sum payment is made. Messrs. Smith, Barron and Larkin qualify for unreduced retirement benefits as all have reached the Normal Retirement Date of age 61.

(2)	Mrs. Corum began participating in the SERP II effective as of May 21, 2020. Mr. Larkin began participating in the SERP II effective as of March 1, 2024.
(3)	In the event of a change in control, Mrs. Corum will be credited with an additional two years of service.

42 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PENSION BENEFITS
Retirement Plan
The key provisions of the Retirement Plan are as follows:
Monthly Benefit. Participants with a vested benefit will be eligible to receive the following retirement benefits each month for the rest of their lives beginning at age 65:
■	Participants hired before January 1, 2002, and born prior to 1955
■	1.90% of final average monthly compensation multiplied by years of service after 1988 (limited to 30 years), plus
■	0.40% of final average monthly compensation in excess of $2,000 multiplied by years of service after 1988 (generally limited to 30 years), plus
■	the monthly benefit accrued as of December 31, 1988, updated for salary increases since 1988.
■	Participants hired before January 1, 2002, and born after 1955
■	1.90% of final average monthly compensation multiplied by years of service after 1988 (limited to 30 years), plus
■	0.38% of final average monthly compensation in excess of $2,000 multiplied by years of service after 1988 (generally limited to 30 years), plus
■	the monthly benefit accrued as of December 31, 1988, updated for salary increases since 1988.
■	Participants hired after January 1, 2002
■	1.50% of final average monthly compensation multiplied by years of service after 2002 (limited to 30 years), plus
■	0.38% of final average monthly compensation in excess of average monthly Covered Compensation multiplied by years of service after 2002 (limited to 35 years).
Total benefits are limited by the Internal Revenue Code. In 2025, the limit was $280,000 per year or $23,333 per month. Additional provisions may apply for participants who were hired after January 1, 2002, or who worked for a company that we acquired. Associates hired after January 1, 2020, are not eligible to participate in the Retirement Plan.
Final Average Monthly Compensation. The final average monthly compensation is the average of the highest five years of W-2 earnings (plus 401(k) deferrals minus taxable automobile allowance) within the previous 10 years, regardless of whether the years occur consecutively. Compensation is limited by the Internal Revenue Code to $350,000 per year (or $29,166 per month) for 2025.
Vesting. Participants become vested after reaching five years of service.
Early Retirement Benefits. Participants may elect to retire prior to their Normal Retirement Date.
■
Reduced Retirement: If participants are at least age 55 and have at least 15 years of service, then they may commence benefits early on a reduced basis. The monthly benefit will be calculated using the applicable benefit formula described above, reduced 6.67% times the number of years (up to five) that the benefit commencement date precedes the normal retirement date, and 3.33% times any additional years (up to five).

■	Unreduced Retirement: If participants are at least age 61 and have at least 30 years of service, then they may commence benefits early on an unreduced basis.
Form of Payment. Participants may receive their pension benefit as an annuity or as a lump sum.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 43

SERP
In general, the plan provisions for the SERPs are identical to the provisions of the Retirement Plan, except the benefits are calculated without regard to the limits set by the Internal Revenue Code on compensation and benefits. The net benefit payable from the SERPs are the difference between this gross benefit and the benefit payable by the Retirement Plan. The SERPs limit gross benefits to 60% of final average monthly compensation. As a general rule, we do not grant extra years of service under the SERPs other than in the event of a change in control, when we credit our named executive officers with an additional two years of credited service; Mrs. Corum is our only executive officer who has not already earned the maximum service time. Exceptions may occur in limited instances such as a mid-career hire.
2025 Pension Benefit Table
The following table shows the years of credited service, present value of the accumulated benefit for the named executive officers as of December 31, 2025 and payments made during the last fiscal year.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
William G. Smith, Jr.	Retirement Plan	47	3,283,705	0
	SERP	47	6,292,486	0
Thomas A. Barron	Retirement Plan	51	3,180,906	0
	SERP	51	3,273,676	0
Bethany H. Corum	Retirement Plan	20	908,764	0
	SERP II	20	807,710	0
Jeptha E. Larkin	Retirement Plan	38	2,677,289	0
	SERP II	38	422,049	0
(1)
Because the pension amounts shown in the Summary Compensation Table and the Pension Benefits Table are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with U.S. GAAP on the measurement date, although the SEC permits certain exceptions. The assumptions we use are described in Note 15 of our financial statements in the Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC. As described in such Note, the discount rate assumption is 5.67% for the Retirement Plan and 5.24% for the SERP. The accumulated benefit is based on service and W-2 earnings (plus 401(k) deferrals minus taxable automobile allowance, as described above) considered by the plans for the period through December 31, 2025. We also assumed that for the Retirement Plan, 90% of participants would elect to receive a lump sum and 10% of participants would elect to receive an annuity. For the SERP, we assumed 100% of participants would elect a lump sum. We used a 5.67% interest rate for any lump sum payments in the Retirement Plan and 5.24% interest rate for any lump sum in the SERP. The post-retirement mortality assumption is based on the prescribed mortality assumption under PRI-2012 mortality table, with a no-collar adjustment for the Retirement Plan and white-collar adjustment for the SERP, projected generationally from 2012 using Scale MP-2021 with separate mortality for annuitants and non-annuitants. The changes in the pension values shown in the Summary Compensation Table are determined as the change in the values during the fiscal year (including the impact of changing assumptions from the prior fiscal year).

44 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PAY VERSUS PERFORMANCE
PAY VERSUS PERFORMANCE TABLE FOR 2021 THROUGH 2025
As required by the SEC rules, we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three years. In determining “compensation actually paid,” or “CAP,” to our NEOs, those rules require us to make various adjustments to amounts that have been reported in the Summary Compensation Table (“SCT”) in previous years, as the SEC’s valuation methods for this section differ from those required in the SCT. The table below summarizes compensation values both reported in our SCT for the respective year, as well as the adjusted values required in this section for 2021 through 2025. Note that for our NEOs other than our PEO, compensation is reported as an average. The Compensation Committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see the section entitled “Executive Compensation” above.

Year	Summary compensation table total for PEO(1)(2)	Compensation actually paid to PEO(1)(5)	Average summary compensation table total for non-PEO named executive officers(2)(3)	Average compensation actually paid to non-PEO named executive officers(2)(5)	Value of initial fixed $100 investment based on:(4)		Net income	Diluted Earnings Per Share Growth(6)
					Total shareholder return	Peer group total shareholder return
2025	$3,135,873	$2,525,175	$1,813,225	$1,421,811	$196.09	$160.37	$61,557	$3.60
2024	$1,806,970	$1,992,701	$1,061,246	$1,080,421	$136.06	$132.44	$52,915	$3.12
2023	$1,884,634	$1,550,856	$1,129,208	$826,239	$106.25	$112.03	$52,258	$3.07
2022	($774,965)	$1,208,196	$217,191	$815,800	$114.42	$111.47	$33,412	$1.97
2021	$1,234,198	$992,662	$749,315	$687,279	$90.94	$126.43	$33,396	$1.98
(1)	The PEO from 2021 through 2025 is William G. Smith, Jr.
(2)	For 2021 through 2023, amounts were adjusted to reflect base salary amounts earned during the respective year.
(3)
The non-PEO NEOs in 2021 and 2022 were J. Kimbrough Davis and Thomas A. Barron. The non-PEO NEOs in 2023 and 2024 were Thomas A. Barron and Jeptha E. Larkin. The non-PEO NEOs in 2025 were Thomas A. Barron, Bethany H. Corum and Jeptha E. Larkin

(4)
Pursuant to SEC rules, the Total Shareholder Return (“TSR”) figures assume an initial investment of $100 on December 31, 2020, and represent the value of such investment as of December 31, 2025, 2024, 2023, 2022 and 2021, respectively. As permitted by SEC rules, the peer group referenced for purpose of the TSR comparison is the group of companies included in the S&P U.S. SmallCap Banks Index, which is the industry peer group used for purposes of Item 201(e) of Regulation S-K. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 45

(5)	The following tables set forth the adjustments made during each year represented in the PVP Table to arrive at compensation “actually paid” to our NEOs during each of the years in question:

Adjustments to Determine “Compensation Actually Paid” for PEO	2025	2024	2023	2022	2021
Increase/deduction for Change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT	$(960,705)	$(117,963)	$(433,188)	$1,917,485	$(214,283)
Deduction for amounts reported under the “Stock Awards” column in the SCT	$(371,110)	$(303,459)	$(317,776)	$(255,278)	$(256,482)
Increase for fair value of awards granted during Year that remain unvested as of Year-end	$24,324	$45,993	$(18,978)	$25,175	$13,443
Increase/deduction for change in fair value from prior Year-end to current Year-end of awards granted prior to Year that were outstanding and unvested as of Year-end	$31,660	$32,143	$(16,547)	$37,765	$9,375
Increase/deduction for change in fair value from prior Year-end to vesting date of awards granted prior to Year that vested during Year	$303,715	$300,331	$301,749	$73,056	$82,742
Increase for fair value of awards granted during Year that vest during Year	$361,418	$228,686	$150,962	$184,958	$123,669
Total Adjustments	$(610,698)	$185,731	$(333,778)	$1,983,161	$(241,536)

Adjustments to Determine “Compensation Actually Paid” for Non-PEO NEOs	2025	2024	2023	2022	2021
Increase/deduction for Change in the actuarial present values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT	$(624,959)	$(86,922)	$(313,744)	$612,619	$(51,938)
Deduction for amounts reported under the “Stock Awards” column in the SCT	$(143,977)	$(119,453)	$(127,762)	$(135,147)	$(107,290)
Increase for fair value of awards granted during Year that remain unvested as of Year-end	12,611	$18,395	$(3,792)	$10,070	$5,366
Increase/deduction for change in fair value from prior Year-end to current Year-end of awards granted prior to Year that were outstanding and unvested as of Year-end	12,663	$12,859	$(6,619)	$15,103	$3,749
Increase/deduction for change in fair value from prior Year-end to vesting date of awards granted prior to Year that vested during Year	$121,500	$60,066	$60,340	$29,217	$33,097
Increase for fair value of awards granted during Year that vest during Year	$230,748	$134,230	$88,608	$132,113	$54,980
Deduction of fair value of awards granted prior to Year that were forfeited during Year	—	—	—	($65,366)	—
Total Adjustments	$(391,414)	$19,175	$(302,969)	$598,609	$(62,036)
(6)
The Company has identified Diluted Earnings Per Share Growth as the company-selected measure for the pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the PEO and the Other NEOs in 2025 to the Company’s performance.

46 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

REQUIRED TABULAR DISCLOSURE OF MOST IMPORTANT MEASURES LINKING COMPENSATION ACTUALLY PAID DURING 2024 TO COMPANY PERFORMANCE
We disclose below, in no particular order, the most important measures used by the Company to link compensation actually paid to our NEOs for 2025 to Company performance.
■	Net Income
■	Diluted Earnings Per Share Growth
■	Average Deposits
■	Level of Classified Assets
REQUIRED DISCLOSURE OF THE RELATIONSHIP BETWEEN COMPENSATION ACTUALLY PAID AND FINANCIAL PERFORMANCE MEASURES
Relationship between CAP and Company TSR
The graph below reflects the relationship between PEO and Average Non-PEO NEO CAP amounts and the Company’s TSR (assuming an initial investment of $100 made on December 31, 2020) for the fiscal years ending December 31, 2021, 2022, 2023, 2024, and 2025.

PEO | NEO CAP VS TSR
$3,000,000
$2,500,000
$2,000,000
$1,500,000
$1,000,000
$500,000
$0
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
2021
2022
2023
2024
2025
PEO CAP
NEO CAP
TSR

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 47

Relationship between CAP and Net Income
The graph below reflects the relationship between PEO and Average Non-PEO NEO CAP amounts and the Company’s net income for the fiscal years ending December 31, 2021, 2022, 2023, 2024 and 2025.

Relationship between CAP and Diluted Earnings Per Share
The graph below reflects the relationship between PEO and Average Non-PEO NEO CAP amounts and the Company’s diluted earnings per share for the fiscal years ending December 31, 2021, 2022, 2023, 2024 and 2025.

48 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Relationship between Company TSR and Peer Group TSR
The graph below reflects the relationship between Company TSR and Peer Group TSR (each assuming an initial investment of $100 made on December 31, 2020) for the fiscal years ending December 31, 2021, 2022, 2023, 2024 and 2025.

TOTAL SHAREOWNER RETURN
(CCBG VS. PEER)
CCBG
PEER GROUP
$200
$180
$160
$140
$120
$100
$80
2020
2021
2022
2023
2024
2025

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 49

PROPOSAL NO. 2 – NONBINDING ADVISORY RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION
We believe that our executive compensation program is designed to retain and motivate high-quality executive leadership with the talent to support the creation of long-term shareowner value. We have structured these plans such that significant elements of the total executive compensation package (cash and equity incentives) are “at risk” elements that provide both upside potential and downside risk, ensuring that management’s interests are aligned with those of shareowners.
Shareowners are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for a detailed discussion of our executive compensation program. In accordance with Section 14A of the Exchange Act and as a matter of good corporate practice, we are asking for our shareowners to approve the following resolution:
“RESOLVED, that the compensation paid to Capital City Bank Group, Inc.’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”
Your vote on this proposal is advisory and will not be binding upon our Board of Directors. The Compensation Committee of our Board of Directors, however, will take into account the outcome of the vote when considering future executive compensation arrangements. Our historical policy, as approved by the shareowners in 2023, is to hold a nonbinding shareowner vote on executive compensation every three years, however, our new and current policy, which we are also holding a nonbinding advisory vote on at the 2026 Annual Meeting, is to hold a nonbinding shareowner vote on executive compensation every year.

The Board of Directors unanimously recommends a vote “FOR” for the approval, on an advisory basis, of the compensation of the named executive officers, as stated in the above resolution.

50 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PROPOSAL NO. 3 – NONBINDING ADVISORY VOTE ON THE FREQUENCY OF A SHAREOWNER VOTE ON EXECUTIVE COMPENSATION
In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareowners as to the frequency with which shareowners would have an opportunity to provide an advisory approval of our executive compensation program.
This proposal gives our shareowners the opportunity to vote, on an advisory basis, whether the frequency of a shareowner vote on the compensation of the named executive officers will be every one, two or three years. Shareowners may also abstain from voting on the frequency of a shareowner vote on executive compensation. Because the vote is advisory, it will not be binding upon the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of a shareowner vote on executive compensation.
After careful consideration, the Board has determined that having an advisory vote on the compensation of the named executive officers every year is the best approach, because an annual advisory vote on executive compensation will allow our shareowners to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the Proxy Statement every year. An annual vote better corresponds with the presentation of compensation information in this Proxy Statement.
The Board unanimously recommends conducting a vote to approve the compensation of the named executive officers every year.
Note: Shareowners are not voting to approve or disapprove this recommendation. Shareowners are voting on setting the frequency of the shareowner advisory vote on executive compensation at every “3 YEARS,” “2 YEARS,” “1 YEAR,” as recommended by the Board of Directors, or you may “ABSTAIN.”

The Board of Directors unanimously recommends a vote for a frequency of every “1 YEAR.”

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 51

PROPOSAL NO. 4 – RATIFICATION OF INDEPENDENT AUDITORS
Our Audit Committee expects to appoint Forvis Mazars, LLP as our independent registered public accounting firm for the 2026 fiscal year. Shareowner ratification of the appointment of Forvis Mazars as our independent auditors is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the expected appointment of Forvis Mazars to the shareowners for ratification as a matter of good corporate practice. If the shareowners fail to ratify the expected appointment of Forvis Mazars, the Audit Committee will reconsider whether or not to retain that firm. Even if the expected appointment of Forvis Mazars is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year. This can be done at the discretion of the Audit Committee if it determines that such a change would be in our and our shareowners’ best interests.
Representatives of Forvis Mazars are expected to attend the 2026 Annual Meeting and, if in attendance, will have an opportunity to make a statement if they so desire and to respond to appropriate questions.
The proposal to ratify the expected appointment of Forvis Mazars as independent auditors will be approved if the votes cast by shareowners entitled to vote on the matter at the 2026 Annual Meeting favoring this proposal exceed the votes cast in opposition.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the expected appointment of Forvis Mazars, LLP as the Company’s independent auditors for the 2026 fiscal year.

52 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

AUDIT COMMITTEE MATTERS
AUDIT COMMITTEE REPORT
The Audit Committee, which operates under a written charter adopted by the Board of Directors, monitors the Company’s financial reporting process on behalf of the Board of Directors. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2025 and particularly with regard to the Company’s audited consolidated statements of financial condition as of December 31, 2025 and 2024, and the related statements of operations, comprehensive income, changes in shareowners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025.
The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee also reviewed with Forvis Mazars their judgments as to quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the Public Company Accounting Oversight Board standards. In addition, the Audit Committee discussed with Forvis Mazars, the auditor’s independence from management and the Company, including the written disclosures, letter, and other matters required of Forvis Mazars by the Public Company Accounting Oversight Board.
Management and the Company’s internal and independent auditors also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) cyber security procedures; (ii) information technology systems and controls; (iii) significant regulatory matters, including the results of regulatory examinations, BSA/AML, Fair Lending, Community Reinvestment Act, Home Mortgage Disclosure, and Regulation O issues; (iv) whistleblower procedures and monitoring; (v) benefit plan fund management; (vi) critical accounting policies; (vii) assessment of the impact of new accounting guidance; (viii) compliance with the internal controls required under Section 404 of the Sarbanes-Oxley Act and COSO’s Internal Control – Integrated Framework 2013; (ix) compliance with Company Code of Conduct and Ethics programs; (x) risk management initiatives and controls; (xi) the appropriateness of credit loss reserves and methodology; (xii) significant legal matters; (xiii) insider and related party transactions; and (xiv) Service Organization Control engagements.
Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.
2025 Audit Committee
John G. Sample, Jr. (Chair)
Robert Antoine
William F. Butler
Stanley W. Connally, Jr.
Marshall M. Criser III
Kimberly A. Crowell
William Eric Grant

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 53

FEES PAID TO PRINCIPAL ACCOUNTANTS
The following table represents aggregate fees, including out-of-pocket expenses, paid or to be paid to Forvis Mazars for the 2025 and 2024 fiscal years, not withstanding, when the fees and expenses were billed.

	2025	2024
Audit Fees(1)	$1,065,000	$1,796,550
Audit-Related Fees	81,000	40,939
Tax Fees	—	—
All Other Fees	—	—
Total	$1,146,000	$1,837,489
(1)
Audit Fees for 2024 includes $300,000 related to one time transactional audit services; $82,750 related to the HUD audit; $13,000 related to the Company’s Quarterly Reports on Form 10-Q for the three and six months ended March 31, 2024 and June 30, 2024, respectively; and $327,800 related to the Company’s amendment of its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including restated financial statements and related disclosures.

Audit Fees primarily represent amounts billed to us for auditing our annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002), HUD Audits, reviewing the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings. Audit-Related Fees include fees for certain attestation engagements and 401(K) plan and employee benefit audits.
POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NONAUDIT SERVICES OF INDEPENDENT AUDITORS
The Audit Committee’s policy is to pre-approve all audit and nonaudit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to 12 months from the date of pre-approval, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval policy and the fees for the services performed to date. The Audit Committee pre-approved all audit and nonaudit services provided by Forvis Mazars in 2025 and 2024.
The Audit Committee has determined that the nonaudit services provided by Forvis Mazars during the fiscal year ended December 31, 2025 were compatible with maintaining their independence.

54 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

SHARE OWNERSHIP
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 20, 2026, for:
1.	Each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
2.	Each of our directors and director nominees;
3.	Each of our named executive officers; and
4.	All of our current directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission (SEC). Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the following table have sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 17,153,154 shares of our common stock outstanding at February 20, 2026. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person that are currently exercisable or releasable or that will become exercisable or releasable within 60 days of February 20, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the following table is c/o Capital City Bank Group, Inc. Post Office Box 11248, Tallahassee, Florida 32302.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Total Voting Power(1)
Named Executive Officers, Directors, and Nominees:
Robert Antoine	17,464(2)	*
Thomas A. Barron	200,094(3)	1.2%
William F. Butler	5,988	*
Stanley W. Connally, Jr.	32,536	*
Bethany H. Corum	25,790	*
Marshall M. Criser III	23,071	*
Kimberly A. Crowell	6,932	*
Bonnie J. Davenport	8,350	*
William Eric Grant	30,105	*
Laura L. Johnson	41,165	*
Jeptha E. Larkin	12,369	*
John G. Sample, Jr.	31,054	*
William G. Smith, Jr.	2,970,720(4)	17.3%
Ashbel C. Williams	6,242	*
All Directors and Executive Officers as a Group (14 Persons)	3,404,818	19.8%

Other Shareowners that Beneficially Own More than 5%:
BlackRock, Inc.(5)	1,707,759	9.96%
(1)	An asterisk in this column means beneficial owner of less than 1% of our common stock.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 55

(2)	Includes 15,616 shares held in trusts under which Mr. Antoine serves as trustee and for which Mr. Antoine has shared voting power and shared investment power.
(3)
Includes (i) 15,500 shares held in trusts under which Mr. Barron serves as trustee and for which Mr. Barron has sole voting power and sole investment power; and (ii) 28,906 shares owned by Mr. Barron’s wife, of which he disclaims beneficial ownership. Of the shares of our common stock beneficially owned by Mr. Barron, 43,026 shares are pledged as security.

(4)
Includes (i) 524,694 shares held by SSx2, LLC under which Mr. Smith has sole voting and investment power, and (ii) 61,379 shares owned by Mr. Smith’s wife, of which he disclaims beneficial ownership. Of the shares of our common stock beneficially owned by Mr. Smith, 600,000 shares are pledged as security for a life insurance policy acquired as part of Mr. Smith’s estate planning.

(5)
Based upon a Form 13F filed with the SEC for the period ended December 31, 2025, BlackRock, Inc. reports that, through various subsidiaries, it has sole power to vote 1,609,064 shares and has sole dispositive power over 1,707,759 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

56 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

PROXY STATEMENT – GENERAL INFORMATION
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the Proxy Materials?
This year, we are again pleased to be using the SEC rule that allows companies to furnish their Proxy Materials over the internet. As a result, we are mailing to our shareowners a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Proxy Materials. No shareowner will receive a paper copy of the Proxy Materials by mail unless requested. All shareowners will have the ability to access the Proxy Materials over the internet.
Why didn’t I receive a Notice of Internet Availability of Proxy Materials in the mail?
We are providing a Notice of Internet Availability of Proxy Materials by e-mail to those shareowners who have previously elected delivery of the Proxy Materials electronically. Those shareowners should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.
How can I access the Proxy Materials over the Internet?
Your Notice of Internet Availability of Proxy Materials or proxy card will contain instructions on how to:
■	View our Proxy Materials for the 2026 Annual Meeting on the internet at www.proxyvote.com; and
■	Instruct us to send our future Proxy Materials to you by e-mail.
Choosing to access your future Proxy Materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our Proxy Materials. If you choose to access future Proxy Materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive a Notice of Internet Availability of Proxy Materials by e-mail will remain in effect until you terminate it.
How may I obtain a paper copy of the Proxy Materials?
To obtain a paper copy of the Proxy Materials, please follow the instructions contained on your Notice of Internet Availability of Proxy Materials.
What is being voted upon?
You are being asked to vote on:
■	Proposal No. 1 (Election): To elect 12 nominees to the Board of Directors.
■	Proposal No. 2 (Say on Pay): To consider and approve, on a non-binding advisory basis, the compensation of our named executive officers.
■
Proposal No. 3 (Say on Frequency): To consider and approve, on a nonbinding basis, whether the frequency of the advisory vote on the compensation of our named executive officers shall occur every one, two or three years.

■	Proposal No. 4 (Ratification): To ratify our appointment of Forvis Mazars, LLP as our independent registered certified public accounting firm for the year ending December 31, 2026.
■
Other Business: To transact other business properly coming before the Annual Meeting or any postponement or adjournment of the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors is not aware of any other such business.

None of the proposals will create appraisal or dissenters’ rights.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 57

How does the Board recommend that I vote?
Our Board recommends that you vote your shares as follows:
■	FOR each of the nominees for election to the Board.
■	FOR the compensation of our named executive officers.
■	FOR 1 YEAR for the frequency of the approval of the compensation of our named executive officers.
■	FOR the ratification of the appointment of our independent registered public accounting firm.
Could other matters be decided at the 2026 Annual Meeting?
We are not aware of any matters to be presented at the 2026 Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the 2026 Annual Meeting, the holders of the proxies (those persons named on your proxy card) will have the discretion to vote on those matters for you.
How many votes does each share have?
Each outstanding share is entitled to one vote on each matter submitted to a vote at a meeting of shareowners. For the proposals scheduled to be voted upon at the 2026 Annual Meeting, abstentions and shares held by a broker that the broker fails to vote are counted to determine a quorum, but are not counted for or against the matters being considered. There is no cumulative voting.
How many votes are required to have a quorum?
In order for us to conduct the 2026 Annual Meeting, a majority of the shares entitled to vote must be present in person or by proxy.
How many votes are required to elect directors to the Board of Directors, to approve executive compensation, to determine the frequency of shareowner vote on executive compensation, and to ratify Forvis Mazars’s appointment?
Each nominee for election as a director will be elected (Proposal No. 1) if the votes cast in favor of the nominee’s election constitute a majority of the votes cast. Votes cast include votes against in each case, but exclude broker non-votes and abstentions with respect to a nominee’s election. However, if the Corporate Secretary determines that the number of nominees exceeds the number of directors to be elected as of the record date, directors will instead be elected by a plurality of the votes cast, and shareowners will not be permitted to vote against a nominee. Votes against are counted as votes against the election of a nominee. At our 2026 Annual Meeting, the maximum number of directors to be elected is 12.
The vote on the approval of executive compensation (Proposal No. 2) will be approved if the affirmative votes cast by shareowners present, or represented, at the 2026 Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition. Abstentions and broker non-votes count toward the quorum but are not counted as votes for or against the proposal, so they do not affect whether the proposal is approved. This vote is not binding but will be taken into consideration by the Board of Directors in determining the executive compensation of our named executive officers.
The frequency of the shareowner vote on executive compensation (Proposal No. 3) shall be determined by a plurality of the votes cast (that is, the option of one year, two years or three years that receives the highest number of votes cast by shareowners will be the frequency for the advisory vote on executive compensation that has been selected by shareowners). Abstentions and broker non-votes count toward the quorum but are not counted as votes for or against the proposal, so they do not affect whether the proposal is approved. This vote is not binding but will be taken into consideration by the Board of Directors in determining the frequency of the shareowner vote on executive compensation.

58 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

Forvis Mazars’s appointment (Proposal No. 4) will be ratified if the affirmative votes cast by the shareowners present or represented at the 2026 Annual Meeting and entitled to vote on the matter exceed the votes cast in opposition. Abstentions and broker non-votes count toward the quorum but are not counted as votes for or against the proposal, so they do not affect whether the proposal is approved.
What is the difference between holding shares as a shareowner of record and as a beneficial owner?
Many of our shareowners hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.
■
Shareowner of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company), you are considered, with respect to those shares, the “shareowner of record.” As the shareowner of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the 2026 Annual Meeting.

■
Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote, and you are invited to attend the 2026 Annual Meeting. However, because a beneficial owner is not the shareowner of record, you may not vote these shares in person at the 2026 Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2026 Annual Meeting.

How will my voting instructions be treated?
If you provide specific voting instructions, your shares will be voted as instructed.
If you hold shares as the shareowner of record and sign and return a proxy card or vote by telephone or internet without giving specific voting instructions, then your shares will be voted as recommended by our Board of Directors.
If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee has discretion to vote your shares on a particular proposal and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At our 2026 Annual Meeting, only Proposal No. 4 to ratify the Company’s auditors is considered routine, which means that your broker, trustee, or other nominee can vote your shares on Proposal No. 4 if you do not timely provide instructions to vote your shares.
If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker nonvotes. A “broker nonvote” will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal. Proposal No. 1 (election), Proposal No. 2 (say on pay) and Proposal No. 3 (say on frequency) are considered non-routine matter, so your broker may not vote on these matters in its discretion.
Can I change my vote?
If you are a shareowner of record, you may revoke your proxy by submitting a later proxy or by written request received by our Corporate Secretary before the 2026 Annual Meeting. You may also revoke your proxy at the 2026 Annual Meeting and vote in person. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you should review the information provided to you by the holder of record that explains how to revoke previously given instructions.
Who pays for soliciting proxies?
Proxies will be solicited from our shareowners by mail or e-mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors and officers and other associates may make further solicitations personally or by telephone, mail, or e-mail. Our directors and officers and other associates will receive no additional compensation for any such further solicitations.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 59

What does it mean if I get more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the Proxy Materials?
You will receive a Notice of Internet Availability of Proxy Materials or proxy card for each account you have. Please vote proxies for all accounts to ensure that all your shares are voted.
Where can I find voting results of the 2026 Annual Meeting?
We will announce preliminary voting results at the 2026 Annual Meeting and publish preliminary, and if available, final voting results in a current report on Form 8-K filed within four business days after our 2026 Annual Meeting.

60 Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement

OTHER MATTERS
ANNUAL REPORT
We filed an annual report, for the fiscal year ended December 31, 2025, on Form 10-K with the SEC. Shareowners may obtain, free of charge, a copy of our annual report. Requests should be directed to our Corporate Secretary, Capital City Bank Group, Inc., 217 North Monroe Street, Tallahassee, Florida 32301.
SHAREOWNERS SHARING THE SAME ADDRESS
We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, shareowners of record who have the same address and last name and do not participate in electronic delivery or in notice and access will receive only one set of Proxy Materials, unless one or more of these shareowners notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company), in writing, by telephone, or by email:
Equiniti Trust Company, LLC
Attn: Shareholder Services
P.O. Box 500
Newark, NJ 07101
(800) 937-5449 (U.S. and Canada)
(718) 921-8124 (International)
HelpAST@equiniti.com
If you are eligible for householding, but you and other shareowners of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.
SHAREOWNER PROPOSALS
Shareowner proposals under the SEC’s proxy rules that are to be included in the Proxy Statement for the 2027 Annual Meeting must be received by November 10, 2026. Shareowner proposals submitted under the SEC rules must comply with the SEC’s proxy rules and be submitted in writing to our Corporate Secretary at our principal offices.
Shareowner proposals for the 2027 Annual Meeting (other than director nominations) that are not intended to be included in the Proxy Statement for that meeting must be received no earlier than December 22, 2026, and no later than January 21, 2027. These proposals must comply with Section 1.16 of our Bylaws and be submitted in writing to our Corporate Secretary at our principal offices.
Shareowner proposals for the nomination of a person as a candidate for election as a director at the 2027 Annual Meeting that are not intended to be included in the Proxy Statement for that meeting must be received no earlier than September 11, 2026, and no later than November 10, 2026. These proposals must comply with Article VII of our Articles of Incorporation and Section 1.16 of our Bylaws and be submitted in writing to our Corporate Secretary at our principal offices.

Capital City Bank Group, Inc. | Notice of Annual Meeting and Proxy Statement 61

Capital City Bank Group

CAPITAL CITY BANK GROUP, INC.
217 NORTH MONROE STREET
TALLAHASSEE, FL 32301
ATTN: JEP E. LARKIN

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 20, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 16, 2026 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 20, 2026 for shares held directly and by 11:59 p.m. Eastern Time on April 16, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V83450-P44515 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CAPITAL CITY BANK GROUP, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors: To elect as directors the nominees listed below:

	Nominee	For	Against	Abstain
1a.	Robert Antoine	☐	☐	☐
1b.	Thomas A. Barron	☐	☐	☐
1c.	William F. Butler	☐	☐	☐
1d.	Stanley W. Connally, Jr.	☐	☐	☐
1e.	Marshall M. Criser III	☐	☐	☐
1f.	Kimberly A. Crowell	☐	☐	☐
1g.	Bonnie J. Davenport	☐	☐	☐
1h.	William Eric Grant	☐	☐	☐
1i.	Laura L. Johnson	☐	☐	☐
1j.	John G. Sample, Jr.	☐	☐	☐
1k.	William G. Smith, Jr.	☐	☐	☐
1l.	Ashbel C. Williams	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To consider and approve, on a non-binding advisory basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
3. To consider and approve, on a non-binding advisory basis, whether the frequency of the advisory vote on the compensation of our named executive officers shall occur every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their sole discretion, the proxies may approve such other business as may properly come before the meeting or any adjournment and/or postponements of the meeting. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE GIVEN ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS, AND AS DETERMINED BY THE PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT AT THE MEETING. THE UNDERSIGNED SHAREOWNER(S) HEREBY ACKNOWLEDGE(S) RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All owners must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V83451-P44515

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CAPITAL CITY BANK GROUP, INC. FOR THE ANNUAL MEETING OF SHAREOWNERS APRIL 21, 2026

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the Internet at WWW.PROXYVOTE.COM and follow the simple instructions. Use the 16 digit Control Number shown on this proxy card.

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareowner of Capital City Bank Group, Inc. (the "Company"), Tallahassee, Florida, do hereby nominate, constitute and appoint Bethany H. Corum and Lee Nichols (collectively, the "Proxies"), or any one of them (with full power to act alone), my true and lawful attorneys and proxies with full power of substitution, for me and in my name, place and stead, to vote all the shares of Common Stock of the Company that the shareowner signing this Proxy Card is entitled to vote at the annual meeting of its shareowners to be held at Florida State Conference Center, 555 West Pensacola Street, Tallahassee, FL 32306 at 10:00 a.m. local time, or at any adjournments or postponements thereof, as instructed on the reverse side of this Proxy Card and in the Proxies' discretion on other matters.

All proxies previously given or executed by the shareowner signing this Proxy Card are hereby revoked.

Continued and to be signed on reverse side